UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 First Avenue
Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2007

We will hold the annual meeting of stockholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Convention Center, located at 5001 Great America Parkway, Santa Clara, California, on June 12, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect ten directors of the Company to serve until the 2008 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To amend the Company’s Amended and Restated 1995 Stock Plan as described herein, including an amendment to increase the number of shares available for issuance under the plan by an additional 50,000,000 shares;

3.	To amend the Company’s Amended and Restated 1996 Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan by an additional 15,000,000 shares;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007;

5.	To vote upon three proposals submitted by stockholders, if properly presented at the annual meeting; and

6.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including the nominees for directors, are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on April 16, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone, to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 16, 2007 are entitled to receive notice of, to attend and to vote at the annual meeting.

By Order of the Board of Directors,

Michael J. Callahan
Executive Vice President, General Counsel and Secretary

Sunnyvale, California
April 30, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2007 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2 APPROVAL OF AMENDMENTS TO THE 1995 STOCK PLAN
PROPOSAL NO. 3 APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER THE AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 5 STOCKHOLDER PROPOSAL
PROPOSAL NO. 6 STOCKHOLDER PROPOSAL
PROPOSAL NO. 7 STOCKHOLDER PROPOSAL
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
OUR EXECUTIVE OFFICERS
EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS
AUDIT COMMITTEE REPORT
FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM
RELATED PARTY TRANSACTION POLICY
CERTAIN TRANSACTIONS
NO INCORPORATION BY REFERENCE
OTHER MATTERS
Annex A — YAHOO! INC. 1995 STOCK PLAN (As Amended And Restated April 24, 2007)
APPENDIX A
Annex B — YAHOO! INC. 1996 EMPLOYEE STOCK PURCHASE PLAN (As Amended And Restated April 24, 2007)

701 First Avenue
Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Yahoo! Inc., a Delaware corporation (“Yahoo!”, the “Company”, “our”, “we”, or “us”), of proxies for use in voting at the 2007 annual meeting of stockholders (the “annual meeting” or the “meeting”), to be held at the Santa Clara Convention Center, located at 5001 Great America Parkway, Santa Clara, California, on June 12, 2007, at 10:00 a.m., local time, and any adjournment or postponement thereof. On or about May 7, 2007, this proxy statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are being mailed to stockholders entitled to vote at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2007 ANNUAL MEETING OF STOCKHOLDERS

Q:	Why am I receiving these materials?

A:	The board of directors of Yahoo! is providing these proxy materials to you in connection with our annual meeting, which will take place on June 12, 2007. As a stockholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. The Company’s 2006 Annual Report, which includes its audited consolidated financial statements, is also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	Stockholders will vote on seven proposals at the annual meeting:

• the election of ten directors to serve on our board of directors (Proposal No. 1);

• the approval of amendments to the Company’s Amended and Restated 1995 Stock Plan (the “1995 Stock Plan”), including an amendment to increase the number of shares available for issuance under the plan by an additional 50,000,000 shares (Proposal No. 2);

• the approval of an amendment to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares available for issuance under the plan by an additional 15,000,000 shares (Proposal No. 3);

• the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007 (Proposal No. 4); and

• if properly presented at the annual meeting, the proposals submitted by the stockholders (Proposal Nos. 5 through 7).

We will also consider other business that properly comes before the annual meeting.

Q:	How does the board recommend I vote on these proposals?

A:	Yahoo!’s board of directors recommends that you vote your shares:

• “FOR” each of the board’s nominees for director (Proposal No. 1);

• “FOR” the amendments to the 1995 Stock Plan (Proposal No. 2);

• “FOR” the amendment to the Purchase Plan (Proposal No. 3);

• “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 4); and

• “AGAINST” each of the three proposals submitted by stockholders (Proposal Nos. 5 through 7).

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on April 16, 2007, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 1,348,388,097 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of Yahoo! common stock owned by you as of the close of business on the record date of April 16, 2007. You may cast one vote per share that you held on the record date. A list of stockholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo!’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the annual meeting.

Q:	How can I vote my shares at the annual meeting?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Yahoo!. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the meeting. Most stockholders of Yahoo! hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial holder,” and the proxy materials are being forwarded to you by your broker, bank or other nominee together with a voting instruction card. Because a beneficial holder is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	What do I need for admission to the annual meeting?

A:	You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of April 16, 2007, or you hold a valid proxy for the annual meeting. If you are the stockholder of record your name will be verified against the list of stockholders of record prior to your being admitted to the annual meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo! stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you are the stockholder of record or hold your shares in street name, you may direct your vote without attending the annual meeting by completing and mailing your proxy card or voting instruction in the enclosed pre-paid envelope. In addition, if you are the registered stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 800-652-VOTE (1-800-652-8683) and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 2:00 a.m. Eastern Time the day of the annual meeting. Alternatively, as a registered stockholder of record, you may vote via the Internet at any time prior to 2:00 a.m. Eastern Time the day of the annual meeting, by going to http://www.investorvote.com and following the instructions to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo!’s investor relations site at www.yahoo.com/info/investor.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you are a stockholder of record, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors on all matters listed in the notice for the meeting, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote before the meeting. If you hold your shares in street name and do not provide your broker with voting instructions (including by returning a blank voting instruction card), your shares may constitute “broker non-votes” and may not be counted in connection with certain matters (as described below).

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo! (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) delivering to Yahoo! an authorized proxy bearing a later date (including a proxy by telephone or over the Internet); or (3) attending the annual meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What vote is required to approve each of the proposals?

A:	Yahoo! has adopted a majority voting policy for the election of directors. Under the policy, directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider that director’s resignation following a recommendation by the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). The majority voting policy does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected. The voting policy is discussed further under the section entitled “Proposal No. 1 Election of Directors — Voting Standard.”

With regard to the election to take place at the 2007 annual meeting, the board intends to nominate the ten persons identified as its nominees in this proxy statement. Each of the directors will be elected by a majority of the votes cast.

The proposals to approve the amendments to the 1995 Stock Plan; to approve the amendment to the Purchase Plan; and to ratify the appointment of PricewaterhouseCoopers LLP require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals. To approve each of the three proposals submitted by the stockholders would also require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” a matter. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the amendments to the 1995 Stock Plan, the amendment to the Purchase Plan, and each of the stockholders’ proposals, absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the annual meeting?

A:	If you grant a proxy, the persons named as proxyholders, Michael J. Callahan and Terry S. Semel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. In addition to the three stockholder proposals included in this proxy statement, the Company received two stockholder proposals that we are not required to include in this proxy statement under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). If any of the foregoing proposals are properly presented at the annual meeting, the proxyholders intend to utilize the discretionary authority conferred by the proxies submitted pursuant to this solicitation to vote against such proposals.

Other than the matters and proposals described above and elsewhere in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:	Yahoo! will announce preliminary voting results at the annual meeting and publish final results in Yahoo!’s quarterly report on Form 10-Q for the second quarter of fiscal 2007.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	The solicitation of proxies will be conducted by mail, and Yahoo! will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial owners of Yahoo! common stock. Yahoo! may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Yahoo! has retained Georgeson Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $21,000 plus out of pocket expenses. Yahoo! may generate other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2008 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Proxy Materials:

Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2008 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be received no later than January 1, 2008 and must comply with the Company’s bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2008 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2008 annual meeting of stockholders. Proposals should be sent to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Stockholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Stockholders who wish to nominate persons for election to the board of directors at the 2008 annual meeting of stockholders or who wish to present a proposal at the 2008 annual meeting of stockholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 13, 2008 and no later than March 14, 2008 (provided, however, that if the 2008 annual meeting of stockholders is held earlier than May 18, 2008 or later than July 7, 2008, nominations and proposals must be received no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2008 annual meeting of stockholders is first mailed or made, whichever occurs first). The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in Yahoo!’s bylaws. In addition, stockholders may propose director candidates for consideration by Yahoo!’s Nominating/Governance Committee by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 12 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the bylaws at no charge, you may write to Yahoo!’s Corporate Secretary at the above address. A current copy of the bylaws is also available on our corporate website at www.yahoo.com. The bylaws may be found on our website as follows: From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	As permitted by applicable law, only one copy of this proxy statement is being delivered to stockholders with the same last name residing at the same address, unless such stockholders have notified Yahoo! of their desire to receive multiple copies of the proxy statement. Yahoo! will promptly deliver within 30 days, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

Q:	May I elect to receive Yahoo! stockholder communications electronically rather than through the mail?

A:	Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo!’s printing and mailing costs, by signing up to receive your stockholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1. If you are a registered holder (i.e., you hold your Yahoo! shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/us/ecomms to enroll.

2. If you are a beneficial holder (i.e., your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com/yhoo to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

At the annual meeting, the stockholders will elect ten directors to serve until the 2008 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the ten nominees named below.

Voting Standard

Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

The bylaws and the Corporate Governance Guidelines (the “Guidelines”) were amended in January 2007 to change the vote standard for the election of directors from a plurality to a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, under this majority voting policy, prior to each election of directors at an annual meeting, each director nominee is required to submit to the board an irrevocable letter of resignation from the board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the board determines to accept such resignation. In such circumstances, the board’s Nominating/Governance Committee, composed entirely of Independent Directors (as defined below), will evaluate and make a recommendation to the board with respect to the submitted resignation. The board must take action on the recommendation within 90 days following certification of the stockholder vote. No director whose resignation has become effective may participate in the Nominating/Governance Committee’s or the board’s consideration of the matter. Yahoo! will publicly disclose the board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting policy does not apply, however, if the board of directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected. With regard to the election to take place at the 2007 annual meeting, the board intends to nominate the ten persons identified as its nominees in this proxy statement.

The names of the nominees, their ages as of April 1, 2007 and certain other information about them are set forth below:

Name	Age	Position

Terry S. Semel	64	Chairman and Chief Executive Officer
Jerry Yang	38	Chief Yahoo and Director
Roy J. Bostock(1)(3)	66	Director
Ronald W. Burkle(1)(4)	54	Director
Eric Hippeau(4)	55	Director
Vyomesh Joshi(2)(3)	53	Director
Arthur H. Kern(1)(2)	60	Director
Robert A. Kotick(3)	44	Director
Edward R. Kozel(2)(4)	51	Director
Gary L. Wilson(2)	67	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating/Governance Committee

(4)	Member of the Transactions Committee

Each of the director nominees listed above was elected to be a director for a one-year term at the Company’s annual meeting of stockholders held on May 25, 2006. There are no family relationships among any of the directors or executive officers of the Company. Our board of directors has affirmatively determined that each of Messrs. Bostock, Burkle, Hippeau, Joshi, Kern, Kotick, Kozel and Wilson is an independent director (“Independent Director”) under the SEC rules, the listing standards of The Nasdaq Stock Market (“Nasdaq”) and the Company’s Guidelines.

Mr. Semel was appointed as the Company’s Chairman of the board of directors and Chief Executive Officer on May 1, 2001. Since September 1999, Mr. Semel has also served as Chairman and Chief Executive Officer of Windsor Media, Inc., a diversified media company. From March 1994 to September 1999, Mr. Semel served as Chairman of the board of directors and Co-Chief Executive Officer of Warner Bros. and Warner Music Group, entertainment and media companies. Mr. Semel also serves as a director of Polo Ralph Lauren Corporation. Mr. Semel holds a B.S. degree in accounting from Long Island University.

Mr. Yang, a founder of the Company and Chief Yahoo, has served as a member of the board of directors and an officer of the Company since March 1995. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. As Chief Yahoo, Mr. Yang reports to the Chairman and Chief Executive Officer, Terry S. Semel. Mr. Yang is involved in guiding the Company’s vision, is involved in many key aspects of the business at a strategic and operational level, and serves as a stalwart of the Company’s employee culture and morale. Mr. Yang also serves as a director of Yahoo! Japan Corporation, Cisco Systems, Inc. and Alibaba.com Corporation. Mr. Yang holds B.S. and M.S. degrees in electrical engineering from Stanford University.

Mr. Bostock has served as a member of the board of directors since May 2003. Mr. Bostock served as Chairman of BCom3 Group, Inc., a global advertising agency group, from January 2000 to mid 2001. From July 1990 to January 2000, Mr. Bostock served as Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc. and its successor company, The MacManus Group, Inc., an advertising and marketing services firm. Mr. Bostock is Chairman of the Partnership for a Drug-Free America, a not-for-profit corporation creating advertising to reduce the use of illicit drugs in the United States, and also serves as a director of Morgan Stanley and Northwest Airlines Corporation. Mr. Bostock holds a Bachelor’s degree from Duke University and an M.B.A. from Harvard University.

Mr. Burkle has served as a member of the board of directors since November 2001. Mr. Burkle is managing partner of The Yucaipa Companies, a private investment firm, which he co-founded in 1986. Mr. Burkle also serves as a director of Yucaipa Equity Partners, L.P., Occidental Petroleum Corp. and KB Home Corporation.

Mr. Hippeau has served as a member of the board of directors since January 1996. Mr. Hippeau has been a Managing Partner of SOFTBANK Capital, a technology oriented venture capital firm, since 2000. Before joining SOFTBANK Capital, from 1993 to 2000, Mr. Hippeau served as Chairman and CEO of Ziff-Davis, Inc., an integrated media and marketing services company serving the technology community. Mr. Hippeau joined Ziff-Davis, Inc. in 1989 as Publisher of PC Magazine and held several senior executive positions before becoming Chairman and CEO. Mr. Hippeau also serves as a director of Starwood Hotels and Resorts WorldWide, Inc.

Mr. Joshi has served as a member of the board of directors since July 2005. Mr. Joshi was elected Executive Vice President of the Imaging and Printing Group at Hewlett-Packard Company in 2002 after serving as Vice President since January 2001. Mr. Joshi also served as Chairman of Phogenix Imaging LLC, a joint venture between HP and Kodak, from 2000 until May 2003. Prior to that Mr. Joshi was Vice President and General Manager of Inkjet Systems. Mr. Joshi holds a master’s degree in electrical engineering from Ohio State University.

Mr. Kern has served as a member of the board of directors since January 1996. Mr. Kern is an investor in several media and marketing companies. Mr. Kern was also co-founder and Chief Executive Officer of American Media, a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications, Inc.) in October 1994. Mr. Kern is a graduate of Yale University.

Mr. Kotick has been a director of the Company since March 2003. Since February 1991, Mr. Kotick has been the Chairman and Chief Executive Officer of Activision, Inc., a publisher of interactive entertainment software products.

Mr. Kozel has served as a member of the board of directors since October 2000. He has been Chief Executive Officer of Skyrider, Inc., a developer of a peer-to-peer networking platform, since March 2006. Mr. Kozel was the managing member of Open Range Ventures, a venture capital firm, from January 2000 to December 2006. Between January 2004 and December 2004, Mr. Kozel was a managing director of Integrated Finance Ltd. Between October 2000 and March 2001, Mr. Kozel was the Chief Technology Officer, Service Provider Line of Business of Cisco Systems, Inc. Prior to that time, he was Senior Vice President, Corporate Development at Cisco from April 1998 to January 2000, and Senior Vice President and Chief Technical Officer from January 1996 to April 1998. Mr. Kozel served as a director of Reuters Group PLC from March 2000 to April 2007. Mr. Kozel is currently a director of Network Appliance, Inc. Mr. Kozel holds a B.S. degree in electrical engineering from the University of California, Davis.

Mr. Wilson has served as a member of the board of directors since November 2001. Mr. Wilson has served as Chairman of the board of directors of Northwest Airlines Corporation, the parent of Northwest Airlines, Inc. since April 1997. Mr. Wilson also serves as a director of CB Richard Ellis Group, Inc. Mr. Wilson holds a Bachelor’s degree from Duke University and an M.B.A. from the Wharton Graduate School of Business.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors, on the recommendation of the Nominating/Governance Committee, has adopted the Corporate Governance Guidelines to assist the board of directors in the discharge of its duties and to serve the interests of the Company and its stockholders. The Guidelines can be found on our corporate website at www.yahoo.com. The Guidelines may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading.

Director Independence

The Company’s Guidelines provide that the board of directors shall be comprised of a majority of directors who, in the business judgment of the board, qualify as Independent Directors under the SEC rules, the Nasdaq listing standards and the Company’s Guidelines.

Each director’s relationships with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that have been identified are reviewed annually, and only those directors (i) who in the opinion of the board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the Nasdaq listing standards are considered Independent Directors.

The board has affirmatively determined that all of its director nominees, except Terry S. Semel and Jerry Yang, are Independent Directors, each of the members of the Nominating/Governance, Compensation and Audit Committees is an Independent Director and each member of the Audit Committee meets the independence standards required for Audit Committee members under the Nasdaq listing standards.

The Independent Directors are:

         Roy J. Bostock
         Ronald W. Burkle
         Eric Hippeau
         Vyomesh Joshi
         Arthur H. Kern
         Robert A. Kotick
         Edward R. Kozel
         Gary L. Wilson

In making its subjective determination that each non-employee director is independent, the board and Nominating/Governance Committee of the board considered the transactions in the context of the Nasdaq objective standards, the special standards established by Nasdaq for members of the Audit Committee and the SEC and the Internal Revenue Service (“IRS”) standards for Compensation Committee members. In each case, the board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.

The board’s independence determinations included reviewing the following transactions:

•	Transactions in the ordinary course of business between the Company and an entity of which the Company’s director is an executive officer, employee or substantial owner, or an immediate family member of an executive officer of such entity. The board reviewed certain relationships and/or transactions in the ordinary course of business with the following companies: Activision, Inc. (for which Mr. Kotick serves as Chairman and Chief Executive Officer), Hewlett-Packard Company (for which Mr. Joshi serves as an Executive Vice President ), and Skyrider, Inc. (for which Mr. Kozel serves as Chief Executive Officer).

•	Other transactions between the Company and an entity of which the Company’s director is an executive officer, employee or substantial owner, or an immediate family member of an executive officer of such entity. The Board reviewed the Company’s relationship with and the Company’s investment in a venture capital fund managed by SOFTBANK Capital (for which Mr. Hippeau serves as a Managing Partner). Pursuant to a 1999 partnership agreement, the Company invested on the same terms and on the same basis as all other limited partners.

•	Transactions in the ordinary course of business between the Company and an entity in which the Company’s director serves or served as a non-employee director in 2006. Although these types of transactions would generally not be deemed to compromise a director’s independence, information regarding these transactions is provided to the board of directors for consideration. The board reviewed certain relationships/transactions in the ordinary course of business with the following companies for which the following directors served as a non-employee director or trustee during all or part of 2006: BeliefNet, Inc. (Mr. Hippeau), Current TV, LLC (Mr. Burkle), Duke University (Mr. Wilson), Goodmail Systems, Inc. (Mr. Hippeau), Morgan Stanley (Mr. Bostock); Network Appliance, Inc. (Mr. Kozel); Northwest Airlines Corporation (Messrs. Bostock and Wilson); Pure Video Networks (Mr. Hippeau), Reuters Group PLC (Mr. Kozel), and Starwood Hotels and Resorts Worldwide, Inc. and its subsidiaries (Mr. Hippeau).

•	Discretionary charitable contributions to organizations for which a Company’s director or a director’s spouse serves as an executive officer, trustee or director or is otherwise affiliated. The board reviewed certain discretionary charitable contributions by the Company to the following organizations affiliated with the Company’s non-employee directors: Ad Council (Mr. Bostock), Committee for Economic Development (Mr. Bostock), Partnership for a Drug Free America (Mr. Bostock), and the University of California (Messrs. Burkle and Kern).

•	The board also reviewed certain other relationships relevant to determine board member independence. Mr. Wilson serves as Chairman of the Board of Directors and Mr. Bostock serves as a director of Northwest Airlines Corporation. Each of Messrs. Wilson and Bostock also serves as a director of the Fuqua School of Business at Duke University and on the advisory board of Neospire Corporation. Messrs. Kotick and Semel both serve on the Board of Trustees of the Los Angeles County Museum of Art.

Meetings and Committees of the Board of Directors

During fiscal 2006, the board of directors held nine meetings and took action by unanimous written consent on three occasions. During fiscal 2006, each incumbent director then in office attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period in which he was a director and the total number of meetings held by all of the committees of the board of directors on which he served. Independent Directors of our board of directors meet in regularly scheduled sessions without management. The chair of the executive session rotates among the chairs of the board committees. The board of directors has a standing Audit Committee, Compensation Committee, and Nominating/Governance Committee.

Audit Committee.  The Audit Committee is comprised of four of the Company’s Independent Directors: Messrs. Kozel (Chair), Joshi, Kern and Wilson. It met 11 times during fiscal 2006. The Audit Committee is responsible for the appointment, retention and termination of an independent registered public accounting firm and monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls and disclosure controls. Each member of the Audit Committee is independent within the meaning of the rules of the SEC and Nasdaq. The board has determined that Mr. Wilson qualifies as an audit committee financial expert within the meaning of SEC rules.

The Audit Committee is governed by a charter, which was amended on February 1, 2007. A current copy of the amended charter is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading, then “Board Committees” and “Audit Committee Charter.”

Compensation Committee.  The Compensation Committee consists of three of the Company’s non-employee directors: Messrs. Kern (Chair), Bostock and Burkle. Each of the members of the Compensation Committee is an Independent Director and an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). The Compensation Committee held 15 meetings and took action by unanimous written consent on 12 occasions during fiscal 2006. The Compensation Committee’s functions are to establish and administer the Company’s policies regarding compensation. The Compensation Committee also administers the Company’s 1995 Stock Plan and the Company’s Purchase Plan.

The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading, then “Board Committees” and “Compensation Committee Charter.”

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	reviewing the Company’s executive compensation programs in light of the Company’s goals and objectives for these programs and approving or recommending to the board any changes in these programs as the committee deems appropriate;

•	reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the board any changes to these plans as the committee deems appropriate;

•	evaluating annually the performance of the Company’s Chief Executive Officer and other executive officers and setting the compensation level of the Chief Executive Officer and each of the other executive officers based on this evaluation;

•	reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company; and

•	establishing the criteria for granting options and other equity-based awards to the Company’s officers and other employees and approving the terms of such awards.

The Compensation Committee also reviews and makes recommendations regarding the compensation paid to our non-employee directors. However, the full board of directors determines the compensation for our non-employee directors.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the committee as a whole. The Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. In setting the compensation levels for the Named Executive Officers (as defined below under “Information Regarding Beneficial Ownership of Principal Stockholders and Management”) other than Mr. Semel, the Compensation Committee considers Mr. Semel’s recommendations. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent counsel, compensation and benefits consultants, independent counsel and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For 2006, the Compensation Committee retained the firm of Frederic W. Cook & Co., Inc. as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. The compensation consultants advised the committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels for executive officers. The compensation consultants also reviewed and identified our appropriate peer group companies for 2006 (as identified below under “Executive Officer Compensation and Other Matters”), and helped design the director compensation program in 2006.

Nominating and Corporate Governance Committee.  The members of the Nominating/Governance Committee are Messrs. Kotick (Chair), Bostock and Joshi, each of whom is an Independent Director. The Nominating/Governance Committee met three times during 2006.

The Nominating/Governance Committee is governed by a charter, a current copy of which is available on our corporate website at www.yahoo.com. The charter may be found as follows: From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading, then “Board Committees” and “Nominating & Corporate Governance Committee Charter.”

Under the charter, the functions of the Nominating/Governance Committee include (i) identifying and recommending to the board of directors individuals qualified to serve as directors of the Company and on the committees of the board; (ii) advising the board with respect to matters of board composition, procedures and committees; (iii) developing and recommending to the board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (iv) overseeing the annual evaluation of the board and its committees.

The Nominating/Governance Committee will consider director candidates recommended by stockholders. In evaluating candidates submitted by stockholders, the Nominating/Governance Committee will consider (in addition to the criteria applicable to all director candidates described below) the needs of the board and the qualifications of the candidate, and may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered for nomination by the Nominating/Governance Committee at an annual meeting, a stockholder recommendation must be received not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal or professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the board’s criteria for selecting new directors. Such criteria include an understanding of the Company’s business environment and the possession of such knowledge, skills, expertise and diversity of experience as may enhance the board’s ability to manage and direct the affairs and business of the Company and, where applicable, improve the ability of board committees to fulfill their duties. The committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

The Nominating/Governance Committee may receive suggestions from current board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee for such candidates. The Nominating/Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating/Governance Committee will also consider candidates recommended by stockholders.

After a person has been identified by the Nominating/Governance Committee as a potential candidate, the Nominating/Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating/Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the Nominating/Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The Nominating/Governance Committee may consider all such information in light of information regarding any other candidates that the Nominating/Governance Committee might be evaluating for membership on the board. In certain instances, Nominating/Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, in the case of such a candidate the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Code of Conduct

Our board of directors has adopted two codes of conduct, which are posted on the Company’s website at www.yahoo.com.  These codes may be found as follows: From our main webpage, first click on “Company Info” at the bottom of the page and then on “Investor Relations.” Next, click on, as applicable, “Code of Ethics” or “Guide to Business Conduct and Ethics.”

Code of Ethics.  The Company’s Code of Ethics applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and sets forth specific policies to guide the designated officers in their duties. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on our website, at the address and location specified above.

Guide to Business Conduct and Ethics.  The Company’s Guide to Business Conduct and Ethics applies to the Company’s employees, including employee directors. The Guide to Business Conduct and Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of our business.

Communications with Directors

The board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the board, or the non-management directors as a group, any board committee or any chair of any such committee by mail or electronically. To communicate with the board of directors or any member, group or committee thereof, correspondence should be addressed to the board of directors or any member, group or committee thereof by name or title. All such correspondence should be sent
“c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board of directors or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the board of directors.

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting. All ten of our directors were in attendance at the 2006 annual meeting.

Director Compensation

Currently, other than the chair fees described below, the Company does not pay cash fees to its directors for performance of their duties as directors of the Company. The Company does reimburse its directors for their out-of-pocket expenses incurred in connection with attendance at board, committee and stockholder meetings, and other business of the Company. The Company’s 1996 Directors’ Stock Plan (the “Directors’ Plan”) provides that each newly appointed or elected non-employee director of the Company will be granted a nonqualified stock option to purchase 30,000 shares of common stock and an award of 10,000 restricted stock units on the date he or she first becomes a director. Thereafter, on the date of each annual meeting of stockholders at which such non-employee director is elected, he or she will be granted an additional option to purchase 15,000 shares of common stock and an additional award of 5,000 restricted stock units if, on that date, he or she has served on the board of directors for at least six of the preceding 12 months. If the director has served on the board of directors for less than six of the preceding 12 months, he or she will receive a pro rata portion of such option and restricted stock units based on number of days served during such six month period. The options and restricted stock units granted to non-employee directors are scheduled to vest in equal quarterly installments over the one-year period following the date of grant. The restricted stock units granted under the Directors’ Plan will be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the third anniversary of the date of grant, subject to any election by the non-employee director to defer the payment date.

In addition, the Company pays an annual fee to each non-employee director who serves as the chair of a committee of the board of directors. The fee is $35,000 for the chair of the Audit Committee and $15,000 for the chair of each of the Compensation, Nominating/Governance and Transaction Committees. These fees are payable in cash, but the director may elect to have his or her fee converted into an award of either stock options or restricted stock units granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. If the director elects a restricted stock unit award, he or she would be credited with a number of restricted stock units equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. Any stock option or restricted stock unit award granted on conversion of chair fees would be fully vested on the grant date.

Each of the non-employee nominees for director named in this proxy statement will have served for more than six months of the preceding 12 months at the time of the annual meeting, and will therefore be granted an option to purchase 15,000 shares of the Company’s common stock and 5,000 restricted stock units under the Directors’ Plan if he is reelected to the board of directors at the annual meeting.

The board has adopted stock ownership guidelines for directors. By the later of three years after joining the board or October 2008, each director shall own at least 12,000 shares of Yahoo! common stock. Vested but unpaid restricted stock units count toward satisfaction of this threshold.

Director Compensation Table

Directors who are employees receive no additional compensation for serving on the board or its committees. The following table shows compensation information for Yahoo!’s non-employee directors for fiscal 2006.

						Change in Pension
	Fees					Value and
	Earned or				Non-Equity	Nonqualified
	Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)(1)(2)	($)(3)(4)		($)	Earnings	($)	($)

Roy Bostock	0	99,211	550,577		N/A	N/A	0	649,788
Ron Burkle	0	99,211	489,213		N/A	N/A	0	588,424
Eric Hippeau	1,525	99,211	505,562	(5)	N/A	N/A	0	606,298
Vyomesh Joshi	0	99,211	500,887		N/A	N/A	0	600,098
Arthur Kern	1,525	99,211	505,562	(6)	N/A	N/A	0	606,298
Robert Kotick	1,525	99,211	520,675	(7)	N/A	N/A	0	621,411
Ed Kozel	3,558	99,211	515,426	(8)	N/A	N/A	0	618,195
Gary Wilson	0	99,211	489,213		N/A	N/A	0	588,424

(1)	Amounts shown in this column reflect the Company’s accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock units granted to the directors in accordance with Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Restricted stock units were not granted to non-employee directors prior to fiscal 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our non-employee directors during 2006. For additional information, refer to Note 12 of the Yahoo! financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(2)	As of December 31, 2006, each non-employee director listed in the table above held 5,000 outstanding restricted stock units. Each non-employee director listed in the table above was granted an award of 5,000 restricted stock units on May 25, 2006 under the Directors’ Plan. Each of these awards had a grant date fair value of $164,600.

(3)	Amounts shown in this column reflect the Company’s accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the directors. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 12 of the Yahoo! financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the note on Employee Benefits in Yahoo!’s financial statements in the Form 10-K for the respective year.

(4)	Each non-employee director listed in the table above was granted a stock option to purchase 15,000 shares on May 25, 2006 under the Directors’ Plan with an exercise price of $32.92, which had a grant date fair value of $158,513. The outstanding option awards held by each director at 2006 fiscal year-end: Mr. Bostock (236,195), Mr. Burkle (415,000), Mr. Joshi (115,000), Mr. Kern (755,885), Mr. Kotick (235,626), Mr. Kozel (271,233), Mr. Wilson (328,200) and Mr. Hippeau (842,599, which includes an option to purchase 200,714 shares granted by SOFTBANK).

(5)	In lieu of cash, Mr. Hippeau elected to receive payment of his chair fees for the third and fourth quarters of 2006 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Hippeau was granted an option to purchase 445 shares on September 29, 2006 with an exercise price of $25.28, which had a grant date fair value of $3,790, and an option to purchase 440 shares on December 29, 2006 with an exercise price of $25.54, which had a grant date fair value of $3,608. The balance of Mr. Hippeau’s fees was paid in cash and is reported in “Fees Earned or Paid in Cash” in the table above.

(6)	In lieu of cash, Mr. Kern elected to receive payment of his chair fees for the third and fourth quarters of 2006 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kern was granted an option to purchase 445 shares on September 29, 2006 with an exercise price of $25.28, which had a grant date fair value of $3,790, and an option to purchase 440 shares on December 29, 2006 with an exercise price of $25.54, which had a grant date fair value of $3,608. The balance of Mr. Kern’s fees was paid in cash and is reported in “Fees Earned or Paid in Cash” in the table above.

(7)	In lieu of cash, Mr. Kotick elected to receive payment of his chair fees for the third and fourth quarters of 2006 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kotick was granted an option to purchase 445 shares on September 29, 2006 with an exercise price of $25.28, which had a grant date fair value of $3,790, and an option to purchase 440 shares on December 29, 2006 with an exercise price of $25.54, which had a grant date fair value of $3,608. The balance of Mr. Kotick’s fees was paid in cash and is reported in “Fees Earned or Paid in Cash” in the table above.

(8)	In lieu of cash, Mr. Kozel elected to receive payment of his chair fees for the third and fourth quarters of 2006 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Kozel was granted an option to purchase 1,038 shares on September 29, 2006 with an exercise price of $25.28, which had a grant date fair value of $8,840, and an option to purchase 1,027 shares on December 29, 2006 with an exercise price of $25.54, which had a grant date fair value of $8,422. The balance of Mr. Kozel’s fees was paid in cash and is reported in “Fees Earned or Paid in Cash” in the table above.

Required Vote

Each of the directors will be elected by a majority of the votes cast, meaning that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. This required vote is discussed further above under the section entitled “Proposal No. 1 Election of Directors — Voting Standard.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO THE 1995 STOCK PLAN

We are asking the Company’s stockholders to approve an amended and restated version of the 1995 Stock Plan, which was adopted, subject to stockholder approval, by the board of directors on April 24, 2007. The amended and restated version of the 1995 Stock Plan reflects the following amendments which are subject to stockholder approval of this proposal:

•	Increase in Aggregate Share Limit. The amended and restated version of the 1995 Stock Plan authorizes an increase in the number of shares of common stock available for award grants under the 1995 Stock Plan by an additional 50,000,000 shares or approximately 3.71% of the Company’s issued and outstanding common stock. If stockholders approve the amended and restated version of the 1995 Stock Plan, the maximum aggregate number of shares available for award grants under the 1995 Stock Plan would be 704,000,000 shares. There would be a corresponding increase in the number of shares of common stock that may be delivered pursuant to options qualified as incentive stock options granted under the 1995 Stock Plan.

•	Change in Share-Counting Provisions. Currently the 1995 Stock Plan limits the number of shares that may be issued with respect to restricted stock and certain other “full-value” awards granted under the plan by providing that such shares will be counted against the plan’s aggregate share limit as 1.75 shares for every share actually issued in connection with the award. The amended and restated version of the 1995 Stock Plan provides that, with respect to shares issued pursuant to restricted stock and other “full-value” awards granted after the annual meeting, such shares will be counted against the plan’s aggregate share limit as 2.00 shares for every share actually issued in connection with the award.

•	Elimination of Prescribed Vesting Requirements. The amended and restated version of the 1995 Stock Plan eliminates the existing prescribed vesting requirements for restricted stock and restricted stock unit awards. The board of directors believes that this change is desirable for the Company to better compete in its recruitment efforts with other companies who do not have similar vesting requirements and to preserve flexibility for the Company to structure awards as appropriate under the circumstances of each individual grant to maximize the retention and/or performance incentives the grant is intended to create.

•	Extension of Performance-Based Award Feature. One element of the 1995 Stock Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 1995 Stock Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 1995 Stock Plan proposal, the Performance-Based Award feature of the 1995 Stock Plan will be renewed and extended through the first annual meeting of our stockholders that occurs in 2012 (this expiration time is earlier than the general expiration date of the 1995 Stock Plan and is required under applicable tax rules). (See “Summary Description of the 1995 Stock Plan as Proposed to be Amended — Performance-Based Awards” below.)

The board of directors approved the additional share authority requested under the 1995 Stock Plan based, in part, on a belief that the number of shares currently available under the 1995 Stock Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Company also believes that operation of the 1995 Stock Plan is important in attracting and retaining employees in a competitive labor market, which is essential to the Company’s long-term growth and success.

Of the total number of shares of our common stock that were subject to outstanding awards under the 1995 Stock Plan as of April 1, 2007, approximately 20.5% were subject to awards held by our current executive officers and directors, and approximately 79.5% were subject to awards held by Yahoo! employees other than current executive officers and directors.

As of April 1, 2007, there was a total of 192,863,595 shares of our common stock subject to outstanding options and stock appreciation rights (with a weighted-average exercise price of $29.68 per share and a weighted-average contractual term of 5.52 years) and a total of 20,137,601 shares subject to restricted stock and other “full-value” awards under all of Yahoo!’s equity compensation plans (including awards assumed by Yahoo! in connection with acquisitions). A total of 27,026,303 shares were then available for future award grants under the 1995 Stock Plan, and a total of 4,900,184 shares were then available for future award grants under the Directors’ Plan.

Summary Description of the 1995 Stock Plan (as Proposed to be Amended)

The principal features of the 1995 Stock Plan, including the proposed amendments, are summarized below. The following summary of the 1995 Stock Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the amended and restated 1995 Stock Plan, which has been filed as Annex A with the Securities and Exchange Commission with this proxy statement. Any stockholder of the Company who wishes to obtain a copy of the amended and restated 1995 Stock Plan document may do so upon written request to the Secretary at the Company’s principal executive offices.

General

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the existing 1995 Stock Plan is 654,000,000 shares, of which 27,026,303 shares of common stock remained available for future award grants as of April 1, 2007. If stockholders approve the 1995 Stock Plan proposal, this share limit will be increased to 704,000,000 shares, which will increase the number of shares that remain available for future grants to 77,026,303.

In addition, if stockholders approve the 1995 Stock Plan proposal, shares issued in respect of any “full-value award” granted under the 1995 Stock Plan on or after June 12, 2007 will be counted against the plan’s aggregate share limit as 2.00 shares for every one share actually issued in connection with the award. For this purpose, a “full-value award” means any award under the 1995 Stock Plan except options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted. For example, if 100 shares are issued with respect to a restricted stock award granted under the 1995 Stock Plan on or after June 12, 2007, then 200 shares will be counted against the plan’s aggregate share limit in connection with that award.

The maximum number of shares of common stock which may be subject to options and stock appreciation rights granted under the 1995 Stock Plan to any one individual during any calendar year is 15,000,000, subject to adjustment as provided in the 1995 Stock Plan.

As of April 1, 2007, 205,944,879 shares of common stock were subject to outstanding awards under the 1995 Stock Plan, 406,797,815 shares of common stock had been issued pursuant to awards granted under the plan (not including shares that were subject to outstanding and unvested restricted stock awards as of that date) and 27,026,303 shares of common stock remained available for future award grants.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 1995 Stock Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 1995 Stock Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 1995 Stock Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. The Company may not increase the applicable share limits of the 1995 Stock Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

The 1995 Stock Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the U.S. Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

On April 2, 2007, the per share closing price of the Company’s common stock was $31.28 as reported on the Nasdaq Global Select Market.

Purpose

The purposes of the 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company’s business.

Administration

The 1995 Stock Plan may be administered by the board of directors or by a committee of the board of directors. The board has delegated general administrative authority for the 1995 Stock Plan to the Compensation Committee, which is constituted to satisfy the applicable requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m). A committee may delegate some or all of its authority with respect to the 1995 Stock Plan to another committee of directors, and certain limited authority to grant awards to employees other than executive officers may be delegated to one or more officers of the Company. (The appropriate acting body, be it the board of directors, a committee within its delegated authority, or an officer within his or her delegated authority is referred to in this proposal as the “Administrator.”) Members of the board of directors receive no additional compensation for their services in connection with the administration of the 1995 Stock Plan.

All questions of interpretation or application of the 1995 Stock Plan are determined by the board of directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

The 1995 Stock Plan provides that awards may be granted to employees (including officers and employee directors) of the Company or any of its subsidiaries. The Administrator selects the participants who will receive awards under the 1995 Stock Plan and determines the types and terms of awards to be granted and the number of shares subject to these awards. In making these determinations, a number of factors are taken into account, including the duties and responsibilities of the participant, the value of the participant’s services to the Company, the participant’s present and potential contribution to the success of the Company, and other relevant factors. As of April 1, 2007, there were approximately 11,800 employees, officers, consultants and directors eligible to receive grants under the 1995 Stock Plan.

Options

Options granted under the 1995 Stock Plan may be either incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code, or nonqualified stock options, as designated in the terms of the applicable award agreement. Incentive stock options are subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 1995 Stock Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary. The per-share exercise price of options granted under the 1995 Stock Plan may not be less than the fair market value of the common stock, which is defined as the closing price of the common stock on Nasdaq on the date of grant. The maximum term of options granted under the plan is seven years.

Restricted Stock

The 1995 Stock Plan permits the granting of restricted stock either alone, in addition to, or in tandem with other awards made by the Company. Restricted stock awards granted under the 1995 Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company, as may be determined by the Administrator in its sole discretion. Currently, subject to limited exceptions set forth in the 1995 Stock Plan, restricted stock granted under the plan that is subject to time-based vesting is required to remain subject to forfeiture for a period of at least three years after the grant date, and restricted stock granted under the plan that is subject to performance-based vesting is required to remain subject to forfeiture for a period of at least one year after the grant date. If stockholders approve the 1995 Stock Plan proposal, these prescribed vesting requirements with respect to restricted stock awards will be eliminated.

Restricted Stock Units

Restricted stock units granted under the 1995 Stock Plan are subject to those terms and conditions, including the duration of the period during which, and the conditions under which, the restricted stock units may be forfeited to the Company, as may be determined by the Administrator in its sole discretion. Currently, subject to limited exceptions set forth in the 1995 Stock Plan, restricted stock units granted under the plan that are subject to time-based vesting is required to remain subject to forfeiture for a period of at least three years after the grant date, and restricted stock units granted under the plan that are subject to performance-based vesting is required to remain subject to forfeiture for a period of at least one year after the grant date. If stockholders approve the 1995 Stock Plan proposal, these prescribed vesting requirements with respect to restricted stock unit awards will be eliminated. Restricted stock units that become vested are paid in cash, shares, other securities or other property, as determined in the sole discretion of the Administrator in accordance with the applicable award agreement.

Stock Appreciation Rights

Stock appreciation rights granted under the 1995 Stock Plan are subject to those terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Administrator and specified in the applicable award agreement or thereafter, provided that stock appreciation rights may not be exercisable earlier than six months after the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A stock appreciation right will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the stock appreciation right over the grant price thereof. The Administrator will determine whether a stock appreciation right will be settled in cash, shares or a combination of cash and shares.

Dividend Equivalents

Dividend equivalents entitle the award recipient to receive shares of the Company’s common stock as dividends paid with respect to a specified number of shares. The Administrator may provide, at the date of grant or thereafter, that dividend equivalents will be paid or distributed when accrued; provided, that dividend equivalents (other than freestanding dividend equivalents) will be subject to all conditions and restrictions of the underlying awards to which they relate. Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis.

Performance-Based Awards

The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 1995 Stock Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, or other types of awards authorized under the plan.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) based on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: revenue, revenue excluding traffic acquisition costs, gross profit, operating cash flow (operating income before depreciation and amortization), operating income, net income, cash flow from operations, capital expenditures, free cash flow, earnings per share (basic and diluted), revenue growth (organic and acquisition related), return on equity or on assets or on net investment, cost containment or reduction, market share, unique users/registered users/paying subscribers/paying users/paying relationships, page views/searches/user time spent online, implementation, completion or attainment of objective goals with respect to research and development of specific products, systems or projects, or any combination thereof. The performance measurement period with respect to an award may range from three months to seven years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. The maximum aggregate payment that may be made pursuant to Performance-Based Awards (other than options or stock appreciation rights) granted to any participant in any one calendar year is 2,000,000 shares of common stock (or cash of equivalent value at the time of payment). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Sale

In the event any change, such as a stock split or stock dividend, is made in the Company’s capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment will be made, if applicable, in the exercise price of each outstanding award, the number of shares subject to each award, the annual limitation on grants to employees, the number of shares available for issuance of grants under the 1995 Stock Plan, generally, and of restricted stock, including restricted stock that is not subject to prescribed vesting or performance requirements, and the number of shares subject to options with respect to which the Administrator may reduce the exercise price without stockholder approval, as described above.

In the event of the proposed dissolution or liquidation of the Company, each award will terminate unless otherwise provided by the Administrator. Additionally, the Administrator may provide that awards granted under the 1995 Stock Plan will vest and become non-forfeitable, as to all or any part of such award, as of the date of such dissolution or liquidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each award under the 1995 Stock Plan will be assumed or an equivalent award will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines and in lieu of such assumption or substitution, that the option will vest and become non-forfeitable, as to all or any part of such option, as of the date of such transaction. If the Administrator makes an award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, it will notify the holder that such award will be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) would any adjustment be made to a stock option or stock appreciation right award under the 1995 Stock Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Transfer Restrictions

Subject to certain exceptions contained in the 1995 Stock Plan, awards under the 1995 Stock Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 1995 Stock Plan, are not made for value.

No Limit on Other Authority

The 1995 Stock Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Amendment and Termination

The board of directors may amend or terminate the 1995 Stock Plan or any portion thereof at any time; provided that no such amendment or termination will be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable stock exchange requirement with which the board of directors intends the Plan to comply. In addition, stockholder approval will be required for any amendment that (i) materially increases the benefits accruing to participants under the 1995 Stock Plan, (ii) materially increases the number of securities that may be issued under the 1995 Stock Plan, (iii) materially modifies the requirements for participation in the 1995 Stock Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to applicable law or accounting or stock exchange rules. However, no action by the board of directors or stockholders may adversely affect the rights of any recipient of an award granted under the 1995 Stock Plan without the consent of the recipient. The 1995 Stock Plan will terminate in May 2013, provided that any options or awards then outstanding under the 1995 Stock Plan will remain outstanding until they expire by their terms.

Federal Income Tax Aspects of the 1995 Stock Plan

The U.S. federal income tax consequences of the 1995 Stock Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 1995 Stock Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 1995 Stock Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Plan Benefits

The Company has not approved any awards that are conditioned on stockholder approval of the 1995 Stock Plan proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the 1995 Stock Plan. If the proposed increase in the share limit for the 1995 Stock Plan had been in effect in 2006, the Company expects that its award grants for 2006 would not have been substantially different from those actually made in that year under the 1995 Stock Plan.

The following table sets forth information as of April 1, 2007 with respect to awards granted under the 1995 Stock Plan to the Named Executive Officers, all current executive officers as a group and all employees and consultants (including all current officers who are not executive officers) as a group under the 1995 Stock Plan.

	STOCK OPTIONS(*)				RESTRICTED STOCK/UNITS
					Number of	Number of	Number of
					Shares/	Shares/	Shares/ Units
	Number of	Number of			Units	Units	Outstanding
	Shares Subject	Shares	Number of Shares Underlying		Subject to	Vested as	and Unvested
	to Past Option	Acquired On	Options as of April 1, 2007		Past	of April 1,	as of April 1,
Name and Position	Grants	Exercise	Exercisable	Unexercisable	Grants	2007	2007

Named Executive Officers:
Terry S. Semel	44,900,000	20,127,236	17,685,264	7,087,500	250,000	0	250,000
Susan L. Decker	8,625,000	2,763,333	3,667,917	2,193,750	390,000	155,000	235,000
Daniel L. Rosensweig	6,375,000	3,225,250	893,500	0	390,000	316,667	0
Farzad Nazem	18,094,968	14,786,080	1,652,638	1,656,250	390,000	120,000	270,000
Michael J. Callahan	1,306,500	368,750	280,562	657,188	173,000	0	173,000
Total for All Current Executive Officers (7 persons):	76,696,468	38,445,399	26,347,631	11,903,438	1,302,000	275,000	1,027,000
Non-Executive Director Group (8 persons, only 1 of whom has received awards granted under the 1995 Stock Plan):	2,737,632	2,737,632	0	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the 1995 Stock Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
All employees, including all current officers who are not executive officers or directors, as a group	716,329,163	364,840,673	78,055,769	69,588,366	21,063,253	499,111	19,022,675
Total	795,763,263	406,023,704	104,403,400	81,491,804	22,365,253	774,111	20,049,675

(*)	Includes stock appreciation rights. As of April 1, 2007, there were 748,473 shares of the Company’s common stock that are subject to outstanding stock appreciation rights.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the proposed amendments to the 1995 Stock Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 1995 STOCK PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 3
APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER THE
AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

We are asking the Company’s stockholders to approve an amendment to the Amended and Restated 1996 Employee Stock Purchase Plan (the “Purchase Plan”) that will increase the maximum number of shares of common stock authorized for issuance under the Purchase Plan by 15,000,000.

Currently, 30,000,000 shares of common stock are authorized for issuance under the Purchase Plan. Of these shares, 18,048,852 shares have previously been purchased and 11,951,148 shares remain available for purchase in the current and future offering periods under the Purchase Plan. If stockholders approve this amendment, the maximum aggregate number of shares that may be issued under the Purchase Plan will increase from 30,000,000 shares to 45,000,000 shares.

The Company believes that operation of the Purchase Plan is important in attracting and retaining employees in a competitive labor market, which is essential to the Company’s long-term growth and success. The Company believes that this amendment, which was adopted by the board on April 24, 2007 subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Purchase Plan, is necessary to ensure that a sufficient reserve of common stock is available under the Purchase Plan in light of the increased number of Company employees hired in 2007 and in connection with the Company’s recent acquisitions.

As of April 1, 2007, there were a total of 6,136 Yahoo! employees participating in the Purchase Plan. This number represents approximately 55% of the total number of Yahoo! employees that were then eligible to participate in the Purchase Plan and an approximately 103% increase over the 3,026 employees participating in the Purchase Plan when the share limit under the plan was last increased in May 2004.

Summary Description of the 1996 Employee Stock Purchase Plan

The essential features of the Purchase Plan, including this proposed amendment, are summarized below. This summary does not purport to be a complete description of all the provisions of the Purchase Plan, and is subject to and qualified in its entirety by reference to the complete text of the amended Purchase Plan, which has been filed as Annex B with the Securities and Exchange Commission with this proxy statement. Any stockholder of the Company who wishes to obtain a copy of the actual Purchase Plan document may do so upon written request to the Secretary at the Company’s principal executive offices.

General

The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code (the “Code”). It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase common stock of the Company at a discount to market price through payroll deductions.

Administration

The Purchase Plan is administered by the board of directors of the Company or a committee appointed by the board. All questions of interpretation or application of the Purchase Plan are determined by the board of directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility and Participation

Employees (including officers and employee directors) who are customarily employed for at least 20 hours per week and more than 5 months per calendar year with the Company or any designated subsidiary of the Company are eligible to participate in the Purchase Plan, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Purchase Plan. Eligible employees become participants in the Purchase Plan by filing with the stock administration department of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless the administrator sets a later time for filing the subscription agreement. A participant’s subscription agreement continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

As of April 1, 2007, approximately 11,500 employees, including 6 executive officers, were eligible to participate in the Purchase Plan. Members of the Company’s board of directors who are not employees and other non-employees such as consultants are not eligible to participate.

Offering Periods; Purchase Price

The Purchase Plan operates by a series of consecutive offering periods of approximately 24 months duration. Each offering period consists of four six-month purchase periods commencing on each May 11 and November 11 and ending on November 10 and May 10, respectively. The purchases are made for participants at the end of each purchase period by applying payroll deductions accumulated over the preceding six months towards such purchases. The price at which these purchases are made equal 85% of the lesser of the fair market value of the common stock as of the first day of the offering period (i.e., the offering date) or the fair market value on the last day of the applicable purchase period occurring within the offering period (i.e., the purchase date). For example, if an employee who enrolled in the offering period beginning on November 11, 2006 continues in the Purchase Plan through the end of that period, he or she will make a final purchase of stock on November 10, 2008 at 85% of the lesser of the fair market value of the stock on November 10, 2006 or the fair market value on November 10, 2008 (having made three earlier purchases on May 10, 2007, November 9, 2007, and May 9, 2008 at the applicable purchase prices for each of those dates).

Employees who join the Company during an ongoing offering period, or who are otherwise not yet participating in the Purchase Plan, will be given the opportunity to enroll in the Purchase Plan twice a year, on each May 11 and November 11. For employees who begin participating in the Purchase Plan after the beginning of an offering period, the offering date will be the first day of the first purchase period in which such employees participate within the offering period. Such employees will purchase stock at 85% of the lesser of the fair market value of the stock on such offering date or on the purchase date, and will be participating in a proportionately shorter offering period than those joining the Purchase Plan at the beginning of the 24-month offering period.

If the fair market value of a share of the Company’s common stock on a purchase date within a 24-month offering period is lower than the fair market value of a share of the Company’s common stock at the beginning of the 24-month period, then that offering period will terminate immediately after the purchase of shares for participants and a new 24-month offering period will begin on the following day (either May 11 or November 11). A similar re-set mechanism applies for employees who join the Purchase Plan following the first day of the offering period.

The applicable price at which shares may be purchased under the Purchase Plan may be adjusted in the event that shares must be added (through board and stockholder approval) to the Purchase Plan during an ongoing offering period in order to satisfy purchase requirements. If this happens and the fair market value of a share on the date of such stockholder approval is higher than the fair market value of a share on the offering date for any such offering period, then the applicable purchase price for these newly added shares would equal 85% of the lesser of the fair market value on the date of stockholder approval or the fair market value on the purchase date. The Company is under no obligation to cause shares to be added to the Purchase Plan at any time.

Limitations on Participation

Employees are permitted to have up to 15% of their compensation accumulated and applied toward purchases of shares under the Purchase Plan. The board of directors may change this maximum participation rate at any time before the beginning of an offering period. The compensation that can be accumulated and applied toward purchase of shares under the Purchase Plan generally includes, salary, commissions, bonuses and other compensation paid by the Company, but excludes referral and hiring bonuses, income received in connection with stock options and other equity based awards and reimbursements. An employee may not participate in the Purchase Plan if, immediately after he or she joined, he or she (or any other person whose stock would be attributed to such employee under stock attribution rules of the Internal Revenue Code) would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. The Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Code) of the Company and its subsidiaries so that such rights may accrue at a rate that does not exceed $25,000 of fair market value of such stock (determined at the time the employee begins participating in the offering period) for each calendar year in which such right to purchase stock is outstanding at any time. In addition, no employee may purchase more than 10,000 shares of common stock under the Purchase Plan in any one six-month purchase period.

The Company may make a pro rata allocation of the shares remaining available for stock purchase if the total number of shares that would otherwise be subject to stock purchase rights granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Employees may withdraw from the Purchase Plan, and receive back their accumulated payroll deductions, without interest, at any time prior to a purchase date (May 10 and November 10). If any employee does not withdraw prior to the end of an offering period, he or she will continue to participate in the next offering period that begins following the end of that offering period.

Payroll Deductions

The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over an offering period. The deductions may not be at a rate of less than 1% or more than 15% of a participant’s compensation on each payday during the offering period. The administrator may change the maximum amount that a participant can contribute at any time before the beginning of an offering period. A participant may change his or her rate of contribution as of the beginning of each six-month purchase period and, on one occasion only during a six-month purchase period, may decrease his or her rate of payroll deductions. A participant may discontinue his or her participation in the Purchase Plan by withdrawing at any time. When a participant withdraws, he or she receives back the payroll deductions accumulated under the Purchase Plan, but does not receive interest on such amounts. Amounts contributed to the Purchase Plan are part of the Company’s general funds and are not required to be segregated. Payroll deductions for a participant begin with the first full payroll following the date he or she joins the Purchase Plan. To the extent necessary to comply with Internal Revenue Code provisions and certain purchase limitations of the Purchase Plan, a participant’s payroll deductions may be decreased to 0%.

Termination of Employment or Loss of Eligibility

Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during an offering period (unless on an approved leave of absence or a temporary reduction of hours) causes the employee to become ineligible to participate in the Purchase Plan. In such event, payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, without interest.

Adjustments

In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made to the purchase price and to the number of shares subject to stock purchase under the Purchase Plan, to the number of shares authorized for issuance under the Purchase Plan, and to the maximum number of shares that may be purchased by an employee during any six-month purchase period.

In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company’s assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the successor corporation refuses to assume or substitute for outstanding rights to purchase stock, in which case the offering period will be shortened so that employees’ rights to purchase stock under the Purchase Plan will be automatically exercised prior to the merger or sale of assets (unless the participant has withdrawn prior to that date). In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the board of directors.

Transfer Restrictions

A participant’s rights with respect to the purchase of shares under the Purchase Plan, as well as payroll deduction accumulated under the Purchase Plan, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

No Limit on Other Authority

The Purchase Plan does not limit the authority of the board of directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Amendment and Termination of the Purchase Plan

The board of directors may at any time amend or terminate the Purchase Plan, except that any such termination cannot affect rights to purchase stock previously granted nor may an amendment, in general, make any change in an outstanding right to purchase stock which adversely affects the rights of any participant, provided that the Purchase Plan or an offering or purchase period may be terminated if the board of directors determines that termination is in the best interests of the Company and the stockholders or if continuation of the Purchase Plan and/or the offering period would cause the Company to incur adverse accounting charges. The Purchase Plan does not limit the ability of the board of directors or any committee of the board of directors to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

If not terminated earlier, the Purchase Plan will terminate in 2016.

Tax Information

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of common stock within the later of two years from the offering date that applies to the shares or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the purchase date.

If the participant disposes of his or her shares of common stock more than two years after the offering date of such right to purchase stock under the Purchase Plan and more than one year after the purchase date of such stock purchase right, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the offering date of such stock purchase right. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

The foregoing is only a summary of the effect of federal income taxation upon the participants and the Company with respect to participation in the Purchase Plan and does not purport to be complete. Furthermore, the foregoing does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Purchase Plan for their particular situations.

Securities Underlying Awards

On April 2, 2007, the per share closing price of the Company’s common stock was $31.28 as reported on the Nasdaq Global Select Market.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of the common stock under the Purchase Plan (subject to the limitations discussed above) is entirely within the discretion of each participant. If the proposed amendment of the Purchase Plan had been in effect for our fiscal year ended December 31, 2006, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased as set forth in the table below.

As of April 1, 2007, 18,048,852 shares of our common stock had been purchased under the Purchase Plan. The following number of shares have been purchased by the persons and groups identified below:

Aggregate Past Purchases Under the 1996 Employee Stock Purchase Plan

	Aggregate Number of Shares	Aggregate Number of Shares
	Purchased Under the Plan in the	Purchased Under the Plan in
	Fiscal Year Ended December 31,	All Completed Offering
Name	2006	Periods

Named Executive Officers:
Terry S. Semel	0	0
Susan L. Decker	646	14,187
Daniel L. Rosensweig	646	2,625
Farzad Nazem	0	63,706
Michael J. Callahan	646	14,467
Total for All Current Executive Officers (7 persons):	1,938	94,404
Non-Executive Director Group (8 persons):	N/A	N/A
Each other person who has received 5% or more of the options, warrants or rights under the Purchase Plan	N/A	N/A
All employees, including all current officers who are not executive officers or directors, as a group	3,135,681	17,954,448
Total	3,137,619	18,048,852

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the proposed amendment to the Purchase Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the board of directors will review the Audit Committee’s future appointment of an independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 5
STOCKHOLDER PROPOSAL

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington D.C. 20001, which represents that it owns approximately 21,900 shares of the Company’s common stock, has given notice of its intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The board of directors of Yahoo! strongly opposes adoption of the proposal and asks stockholders to review the board’s response, which follows the proposal and the proponent’s supporting statement.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Our Board of Directors recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Pay-for-Superior-Performance Proposal

Resolved:  That the shareholders of Yahoo! Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:  We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Board of Directors Statement AGAINST Stockholder Proposal

The board of directors has carefully considered the foregoing proposal. The board strongly supports the principle that performance-based arrangements should form a significant portion of executive compensation, and such arrangements are in fact a significant portion of the compensation of Yahoo!’s executive officers. However, the board believes that the adoption of this proposal is not in the best interests of Yahoo! and its stockholders, as the proposal would allow Yahoo! to award annual incentive bonuses and long-term incentive compensation to executive officers only if Yahoo!’s performance with respect to selected financial criteria exceeded the median or mean performance of a peer group of companies, without regard to other considerations. Although the board believes that Yahoo!’s financial performance relative to its peer companies should be (and is) a factor in determining executive officers’ compensation levels, the board also believes the Compensation Committee should have flexibility to set goals for Yahoo! executives that do not necessarily refer to the performance of peer companies and to recognize and reward extraordinary individual performance that may or may not immediately affect Yahoo!’s ranking for a particular performance metric for a particular year relative to its peer companies, but is nevertheless important to long range growth.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, Yahoo!’s compensation program currently includes substantial pay-for-performance components that link our executive officers’ compensation to Yahoo!’s performance. Base salaries are in the low to median range, as compared to salaries at peer companies, and the base salary for Yahoo!’s chief executive officer is nominal. In awarding annual incentive bonuses to our executive officers, the Compensation Committee considers Yahoo!’s performance with respect to established financial targets for that particular year. In the committee’s view, these goals need to consider financial factors other than short term results to best motivate executives and achieve long-

term growth. In addition, Yahoo! believes the Compensation Committee should also have discretion to assess each executive’s individual performance and to utilize that assessment in determining the executive’s incentive bonus for that year. This structure encourages executives to help increase stockholder value by linking their annual incentive bonuses to Yahoo!’s overall performance while at the same time allowing the Compensation Committee to recognize extraordinary levels of individual performance. Similarly, Yahoo!’s long-term incentive program for its executives is based on both Yahoo! and individual performance. In determining the equity award grants to be made to executive officers each year, the Compensation Committee looks at a number of factors, including the executive’s position with Yahoo! and total compensation package, the executive’s individual performance and contributions to Yahoo!’s financial performance and the equity participation levels of comparable executives at comparable companies. The awards granted to executive officers in recent years have consisted of a mixture of stock options, which have value only if the Company’s stock price increases after the grant date, and performance units, which vest only if performance goals established in advance by the Compensation Committee are satisfied, as well as limited amounts of restricted stock and restricted stock units used for retention purposes. The Compensation Committee believes these awards create powerful incentives for our executives to maximize the Company’s performance and create value for our stockholders. Finally, Yahoo! does not maintain any defined benefit retirement plans such as supplemental executive retirement plans (“SERP”). As such, the proponent’s concern regarding inflated pension payments is unfounded.

The Compensation Committee, which is comprised entirely of independent directors, reviews Yahoo!’s compensation program on an ongoing basis and has retained a compensation consulting firm to assist in the development and review of Yahoo!’s compensation practices. This firm does no other work for Yahoo! or management that is unrelated to executive compensation advisory services. The Compensation Committee has also retained independent attorneys to advise it on compensation matters. As part of this review, the Compensation Committee examines competitive data provided by its compensation consulting firm. Competitive market data compares our compensation practices to select Internet-related, technology and media companies, companies with whom we compete for executive talent and other relevant companies. The board strongly believes that the Compensation Committee’s approach to date has provided appropriate links between executive compensation and Yahoo!’s performance and has aligned the interests of executives with those of its stockholders. It also provides the Compensation Committee with the necessary flexibility to address rapidly changing situations and environments.

Furthermore, the board and the Compensation Committee believe that the proposal is inconsistent with the compensation practices followed by the majority of the companies with which Yahoo! competes for executive talent and that, by adopting the policy described in the proposal, Yahoo! could be placed at a substantial disadvantage in attracting and retaining the most qualified executives. In order to support Yahoo!’s aggressive future growth strategy in a competitive labor market, the board believes that the Compensation Committee should retain the flexibility to determine compensation levels based on a review of all relevant information and to choose incentives that best align the interests of Yahoo!’s executives with those of its stockholders. Therefore, the board believes that the proposal is contrary to the interests of Yahoo! and its stockholders.

Recommendation of the Board of Directors

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

As described in this proxy statement, each of our executive officers (including Messrs. Semel and Yang, who are also directors) is eligible to receive cash bonuses and other forms of compensation that are determined in part based upon our financial performance. Accordingly, depending on how the proposal is interpreted, each of these persons may have an interest in the outcome of the proposal.

PROPOSAL NO. 6
STOCKHOLDER PROPOSAL

The City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, has notified the Company that it intends to present the following resolution at the annual meeting, as custodian and trustee of the New York City Employees’ Retirement System, beneficial owners of 1,587,718 shares of common stock of the Company, The New York City Teachers’ Retirement System, beneficial owners of 1,164,585 shares of common stock of the Company, the New York City Police Pension Fund, beneficial owners of 628,874 shares of common stock of the Company, the New York City Fire Department Pension Fund, beneficial owners of 187,208 shares of common stock of the Company, and as custodian of the New York City Board of Education Retirement System, beneficial owners of 110,387 shares of common stock of the Company. The proposal and the proponent’s supporting statement appear below in italics.

The board of directors of Yahoo! strongly opposes adoption of the proposal and asks stockholders to review the Board’s response, which follows the proposal and its accompanying recitals.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Our Board of Directors recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal
INTERNET CENSORSHIP

Whereas, Freedom of speech and freedom of the press are fundamental human rights, and free use of the Internet is protected in Article 19 of the Universal Declaration of Human Rights, which guarantees freedom to “receive and impart information and ideas through any media regardless of frontiers”, and

Whereas, the rapid provision of full and uncensored information through the Internet has become a major industry in the United States, and one of its major exports, and

Whereas, political censorship of the Internet degrades the quality of that service and ultimately threatens the integrity and viability of the industry itself, both in the United States and abroad, and

Whereas, some authoritarian foreign governments such as the Governments of Belarus, Burma, China, Cuba, Egypt, Iran, North Korea, Saudi Arabia, Syria, Tunisia, Turkmenistan, Uzbekistan, and Vietnam block, restrict, and monitor the information their citizens attempt to obtain, and

Whereas, technology companies in the United States such as Yahoo, that operate in countries controlled by authoritarian governments have an obligation to comply with the principles of the United Nations Declaration of Human Rights, and

Whereas, technology companies in the United States have failed to develop adequate standards by which they can conduct business with authoritarian governments while protecting human rights to freedom of speech and freedom of expression,

Therefore, be it resolved, that shareholders request that management institute policies to help protect freedom of access to the Internet which would include the following minimum standards:

1)	Data that can identify individual users should not be hosted in Internet restricting countries, where political speech can be treated as a crime by the legal system.

2)	The company will not engage in pro-active censorship.

3)	The company will use all legal means to resist demands for censorship. The company will only comply with such demands if required to do so through legally binding procedures.

4)	Users will be clearly informed when the company has acceded to legally binding government requests to filter or otherwise censor content that the user is trying to access.

5)	Users should be informed about the company’s data retention practices, and the ways in which their data is shared with third parties.

6)	The company will document all cases where legally-binding censorship requests have been complied with, and that information will be publicly available.

Board of Directors Statement AGAINST Stockholder Proposal

Yahoo! is committed to preserving and advancing the fundamental principles of free speech and expression, and as described in detail below, has already adopted policies to promote open access to information and communication for users of the Company’s services around the world. The board of directors believes the Company’s existing policies, which were carefully developed by Yahoo!’s management team, provide the Company with the flexibility and resources to comply with applicable laws and, at the same time, protect and advance these important freedoms. By contrast, Yahoo! believes certain of the standards suggested by the proponent would give the Company insufficient flexibility in responding to applicable legal requirements. Accordingly, while Yahoo! shares many of the proponent’s concerns and objectives, the board of directors believes, in light of the policies, practices and initiatives already in place at the Company, the proponent’s suggestions are both unnecessary and counter to the best interests of the Company and its users, and therefore urges stockholders to vote “AGAINST” the proposal.

Yahoo! is deeply concerned by efforts of some governments to restrict communication and control access to information. Yahoo! also firmly believes the continued presence and engagement of companies like Yahoo! in these markets is a powerful force in promoting openness and reform. Yahoo! understands its responsibility to remain engaged on these issues on a global basis; however, Yahoo! believes private industry alone cannot effectively influence foreign government policies on issues like the free exchange of ideas and open access to information. Because state actors have the most leverage in this field, Yahoo! believes continued government-to-government dialogue in bilateral and multilateral forums is vital to achieve progress on these complex political and human rights issues.

As part of the Company’s ongoing commitment to preserving the open availability of the Internet around the world, Yahoo! announced in February 2006 it was undertaking the following actions:

•	Collective Action: Yahoo! will work with industry, government, academia and non-governmental organizations to explore policies to guide industry practices in countries where content is treated more restrictively than in the United States and to promote the principles of freedom of speech and expression.

•	Compliance Practices: Yahoo! will continue to employ rigorous procedural protections under applicable laws in response to government requests for information, maintaining its commitment to user privacy and compliance with the law.

•	Information Restrictions: Where a government requests that Yahoo! restrict search results, Yahoo! will do so if required by applicable law and only in a way that impacts the results as narrowly as possible. If Yahoo! is required to restrict search results, it will strive to achieve maximum transparency to the user.

•	Government Engagement: Yahoo! will actively engage in ongoing policy dialogue with governments with respect to the nature of the Internet and the free flow of information.

Since this announcement, the Company has also established a multi-disciplinary and cross-functional team of Yahoo! employees worldwide to coordinate and support the Company’s efforts to address privacy and free expression issues on a global basis. The team consists of Yahoo! employees from a variety of disciplines and departments, including legal, public and governmental relations, privacy, public policy, community affairs, global law enforcement and compliance, security, emerging markets and international operations. Members of the team consult regularly with Company officers and other personnel and respond to internal and external requests for information and feedback on foreign laws and Company practices and policies. Members of the team also consult with governmental agencies, such as the U.S. Department of State, and various outside professionals in the field, including experts at various academic institutions. Members of the team also collaborate with leaders and representatives of other technology and communications companies to seek solutions to free expression and privacy challenges these companies face when conducting business internationally.

To further advance thinking and practices around the promotion of free expression and privacy, Yahoo! is actively engaged in a formal dialogue, co-facilitated by Business for Social Responsibility and the Center for Democracy & Technology, that includes industry counterparts, various human rights groups, academic institutions and socially responsible investors. This diverse group aims to produce a set of global principles and operating procedures on freedom of expression and privacy to guide company behavior when faced with laws, regulations and policies that interfere with human rights. The group’s goals also include creating an implementation, accountability and governance framework, as well as a forum for sharing ideas.

The policies, practices and initiatives described above have been developed by Yahoo! management based on its thorough and careful consideration of the inherent complexities associated with operating under the laws of multiple foreign countries. These complicated issues require a detailed understanding of the Company’s business (which is highly competitive and characterized by rapid change), user base and technologies, as well as an ability to conform to the various legal and regulatory systems of the countries in which the Company maintains operations. Yahoo! believes that it would be imprudent for the Company to be constrained by a set of specific, static and highly prescriptive standards and policies that may not be workable and effective across countries and business lines. Instead, Yahoo!, its stockholders and its users are better served by more generalized policies that fully reflect the Company’s commitment to the principles of free speech and user privacy and still afford the Company enough flexibility to design and implement procedures that comply with the various legal systems under which the Company chooses to operate.

Yahoo! also believes its existing policies appropriately recognize the different roles private industry and governments play with respect to the nature of the Internet and the flow of information, and that such policies properly allocate to the Company responsibility for working and maintaining a dialogue with governments, members of academia and other industry participants for the purpose of advancing and protecting these fundamental principles. The Company believes its existing policies, practices and initiatives, as described in more detail above, strike an appropriate balance in furthering these important objectives and will effectively position the Company to serve as a continued force in promoting openness and reform.

Recommendation of the Board of Directors

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

PROPOSAL NO. 7
STOCKHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, CA, who owns 200 shares of the Company’s common stock, has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The board of directors of Yahoo! strongly opposes adoption of the proposal and asks stockholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Our Board of Directors recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Amendment to Corporate Bylaws Establishing Board Committee on Human Rights

RESOLVED: To amend the corporate bylaws, by inserting the following new Article 4.4:

Article 4.4

Board Committee on Human Rights

a. There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

b. The Board of Directors is authorized in its discretion consistent with these Bylaws and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

c. Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The proposed Bylaw would establish a Board Committee on Human Rights which would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies. For example, Yahoo reportedly disclosed the identity of a Chinese citizen who had published information critical of the Chinese government on the internet; as a result of Yahoo’s disclosure, the individual is serving a 10 year jail sentence. Also, of the major internet search engines operating in China, Yahoo censored more terms, according to a limited test conducted by Reporters Without Borders. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies on issues such as these, as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmarks or reference documents.

Board of Directors Statement and Recommendation AGAINST Stockholder Proposal

Yahoo! shares the proponent’s commitment to human rights, and as described in more detail in the board’s statement in opposition to proposal no. 6 in this proxy statement, the Company’s management team has already instituted practices and initiatives that are designed to assess the implications of the Company’s activities and policies and to protect and advance essential freedoms, such as freedom of expression and privacy rights.

To further advance thinking and practices around the promotion of free expression and privacy, Yahoo! is actively engaged in a formal dialogue, co-facilitated by Business for Social Responsibility and the Center for Democracy & Technology, that includes industry counterparts, various human rights groups, academic institutions and socially responsible investors. This diverse group aims to produce a set of global principles and operating procedures on freedom of expression and privacy to guide company behavior when faced with laws, regulations and policies that interfere with human rights. The group’s goals also include creating an implementation, accountability and governance framework, as well as a forum for sharing ideas.

These practices and initiatives have been developed by Yahoo! management based on its thorough and careful consideration of the inherent complexities associated with operating under the laws of multiple foreign countries. The board of directors believes that Yahoo!’s management team, with its day-to-day involvement in the Company’s business operations and its detailed understanding of the legislative and regulatory landscape of the countries in which the Company operates, is in the best position to assess these matters and to make informed judgments as to what practices and policies are most likely to promote the interests of the Company and its stockholders and users.

Recommendation of the Board of Directors

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s common stock as of April 1, 2007 (except where another date is indicated) for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director and nominee for director of the Company, (iii) the principal executive officer, the principal financial officer, and each of the next three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (collectively, the “Named Executive Officers”), and (iv) all directors and current executive officers of the Company as a group.

	Amount and
	Nature of	Percent of
	Beneficial	Common Stock
Beneficial Owner	Ownership(1)	Outstanding(2)

Legg Mason Capital Management, Inc.(3)	79,720,744	5.9%
100 Light Street Baltimore, MD 21202
David Filo(4)	80,833,066	6.0%
Jerry Yang(5)	54,110,564	4.0%
Terry S. Semel(6)	21,011,024	1.5%
Farzad Nazem(7)	2,830,000	*
Susan L. Decker(8)	4,632,556	*
Daniel L. Rosensweig(9)	447,167	*
Eric Hippeau(10)	801,958	*
Arthur H. Kern(11)	730,385	*
Ronald W. Burkle(12)	377,500	*
Michael J. Callahan(13)	385,903	*
Gary L. Wilson(14)	290,700	*
Edward R. Kozel(15)	237,471	*
Robert A. Kotick(16)	198,565	*
Roy J. Bostock(17)	210,695	*
Vyomesh Joshi(18)	64,833	*
All directors and current executive officers as a group (15 persons)(19)	166,849,764	12.1%

*	Less than one percent.

(1)	The number of shares beneficially owned by each person or group as of April 1, 2007 includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,347,177,638 shares of common stock outstanding on April 1, 2007 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options.

(3)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 15, 2007 by Legg Mason Capital Management, Inc. and LMM LLC. The Schedule 13G indicates that Legg Mason Capital Management, Inc. and LMM LLC collectively own beneficially 79,720,744 shares, of which Legg Mason Capital Management, Inc. is the beneficial owner of 74,020,744 shares, and LMM LLC is the beneficial owner of 5,700,000 shares.

(4)	Includes 1,700,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Company’s 1995 Stock Plan.

(5)	Includes 1,300,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Company’s 1995 Stock Plan. Also includes 6,310 shares held by Mr. Yang’s wife, of which he disclaims beneficial ownership.

(6)	Includes 19,185,264 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 and 250,000 shares of restricted stock, which are subject to repurchase unless certain conditions are met, under the Company’s 1995 Stock Plan. Also includes 760 shares held by his children, of which Mr. Semel disclaims beneficial ownership.

(7)	Includes 2,252,638 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007, 185,000 shares of restricted stock, which are subject to repurchase unless certain conditions are met, under the Company’s 1995 Stock Plan and 50,000 shares issuable upon vesting of performance-based restricted stock units on May 31, 2007 based on the achievement of established performance goals.

(8)	Includes 4,267,917 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007, 150,000 shares of restricted stock, which are subject to repurchase unless certain conditions are met, under the Company’s 1995 Stock Plan, and 50,000 shares issuable upon vesting of performance-based restricted stock units on May 31, 2007 based on the achievement of established performance goals.

(9)	Includes 177,875 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007. Mr. Rosensweig resigned as the Company’s Chief Operating Officer effective March 31, 2007.

(10)	Includes 200,714 shares issuable upon exercise of an option exercisable within 60 days of April 1, 2007, which option was granted by SOFTBANK. Mr. Hippeau serves as a Managing Partner of SOFTBANK Capital Partners, a venture fund and affiliate of SOFTBANK. Also includes 598,744 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(11)	Includes 598,385 shares issuable upon exercise of an option exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(12)	Represents 377,500 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(13)	Includes 346,562 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 and 35,000 shares of restricted stock, which are subject to repurchase unless certain conditions are met, under the Company’s 1995 Stock Plan.

(14)	Represents 290,700 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(15)	Includes 234,571 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(16)	Represents 198,485 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan and 80 shares held by Mr. Kotick’s wife, of which he disclaims beneficial ownership.

(17)	Includes 198,695 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(18)	Includes 60,833 shares issuable upon exercise of options exercisable within 60 days of April 1, 2007 under the Directors’ Plan.

(19)	Includes 31,692,794 shares issuable upon exercise, by certain directors and executive officers, of options exercisable within 60 days of April 1, 2007, 200,714 shares held by SOFTBANK that are subject to options held by Mr. Hippeau, 670,000 shares of restricted stock, which are subject to repurchase unless certain conditions are met, under the Company’s 1995 Stock Plan, and 100,000 shares issuable upon vesting of performance-based restricted stock units on May 31, 2007 based on the achievement of established performance goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2006 all filing requirements applicable to the Reporting Persons were timely met.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2006 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 1995 Stock Plan, the Directors’ Plan, and the Purchase Plan.

Number of Securities to be
	Issued Upon Exercise of		Weighted Average Exercise		Number of Securities
	Outstanding Options,		Price of Outstanding Options,		Remaining Available
Plan Category	Warrants and Rights		Warrants and Rights		for Future Issuance

Equity compensation plans approved by security holders(1)	193,022,032	(2)	$29.75	(3)	67,550,613	(4)

(1)	Does not include options to purchase an aggregate of 4,540,287 shares of the Company’s common stock that the Company assumed through acquisitions as of December 31, 2006. The weighted average exercise price of those outstanding options is $17.51 per share.

(2)	Does not include 4,373,666 shares of the Company’s common stock issued and outstanding pursuant to unvested restricted stock awards. Includes 7,905,667 shares of the Company’s common stock that are subject to outstanding restricted stock unit awards and 748,473 shares of the Company’s common stock that are subject to outstanding stock appreciation rights.

(3)	Calculated exclusive of outstanding restricted stock unit awards.

(4)	Of these shares, 50,697,517 were available for award grant purposes under the 1995 Stock Plan, 4,901,948 were available for award grant purposes under the Directors’ Plan, and 11,951,148 were available under the Purchase Plan, as of December 31, 2006. Subject to certain express limits of the 1995 Stock Plan, shares available under the 1995 Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Shares that are issued in respect of any “full-value awards” (awards other than option and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) under the 1995 Stock Plan count against the plan’s aggregate share limit as 1.75 shares for every one share actually issued in connection with the award. If stockholders approve the 1995 Stock Plan proposal described above, shares issued in respect of “full-value awards” granted under the 1995 Stock Plan after the annual meeting will count as 2.00 shares for every one share actually issued in connection with the award. Shares issued in respect of “full-value awards” granted under the Directors’ Plan after the 2006 annual meeting count as 1.75 shares for every one share actually issued in connection with the award.

OUR EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the board. Set forth below is information regarding our executive officers as of April 1, 2007.

Name	Age	Position

Terry S. Semel	64	Chairman and Chief Executive Officer
Jerry Yang	38	Chief Yahoo and Director
David Filo	40	Chief Yahoo
Susan L. Decker	44	Head of Advertiser and Publisher Group and Chief Financial Officer
Farzad Nazem	45	Head of Technology Group and Chief Technology Officer
Michael J. Callahan	38	Executive Vice President, General Counsel and Secretary
Michael A. Murray	50	Senior Vice President, Finance and Chief Accounting Officer

Mr. Semel’s biography is set forth under the heading “Proposal No. 1 Election of Directors.”

Mr. Yang’s biography is set forth under the heading “Proposal No. 1 Election of Directors.”

Mr. Filo, a founder of Yahoo! and Chief Yahoo, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo reports to Chairman and Chief Executive Officer, Terry S. Semel. He is involved in guiding Yahoo!’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995.

Ms. Decker became Head of Advertiser and Publisher Group in January 2007 and has served as Yahoo!’s Chief Financial Officer since June 2000. Ms. Decker served as Executive Vice President, Finance and Administration from January 2002 to December 2006. Prior to that, Ms. Decker served as Senior Vice President, Finance and Administration from June 2000 to January 2002. From August 1986 to May 2000, Ms. Decker held several positions for Donaldson, Lufkin & Jenrette, including Director of Global Research from 1998 to 2000. Prior to 1998, she was a Publishing & Advertising Equity Securities Analyst for 12 years. Ms. Decker also serves as a director of Costco Wholesale Corporation and Intel Corporation.

Mr. Nazem became Head of Technology Group in January 2007 and has served as Chief Technology Officer since January 1998. Mr. Nazem served as Executive Vice President, Engineering and Site Operations from April 2002 to January 2007 and as Senior Vice President, Communications and Technical Services from February 2001 to January 2002. Prior to being appointed Chief Technology Officer in 1998, he served as Yahoo!’s Senior Vice

President, Product Development and Operations from March 1996 to January 1998. From 1985 to 1996, Mr. Nazem held a number of technical and executive management positions at Oracle Corporation, including Vice President of Oracle’s Media and Web Server Division and member of the Product Division Management Committee.

Mr. Callahan became Executive Vice President in April 2007 and has served as General Counsel and Secretary since September 2003. Mr. Callahan served as Senior Vice President from September 2003 to April 2007. Prior to that, Mr. Callahan served as Deputy General Counsel and Assistant Secretary from June 2001 to September 2003 and served in various other positions in the Yahoo! legal department from December 1999 to June 2001. Prior to joining Yahoo! in December 1999, Mr. Callahan held positions with Electronics for Imaging Inc. and the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

Mr. Murray has served as Senior Vice President, Finance since October 2004 and Chief Accounting Officer since December 2004. Prior to joining Yahoo!, Mr. Murray held several positions with Sun Microsystems, Inc., including Vice President, Global Financial Services and Treasurer from July 2002, Treasurer from July 2001 to June 2002 and Vice President Finance, Sun Services from April 1998 to July 2001.

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The Company’s general compensation programs are guided by the following principles and business objectives:

•	Our people strategy is to hire and retain top talent in an extremely competitive marketplace, especially for high-impact positions that directly contribute to stockholder value creation.

•	We target our resources toward the highest contributors by focusing on high impact positions and differentiating at all levels based on performance.

•	We believe in broad-based equity compensation to align employee and stockholder interests, with greater equity ownership concentrated among those who have the greatest impact on performance.

The Company’s compensation philosophy for executive officers is designed with these principles in mind and is intended to achieve two principal objectives: (1) to provide a total compensation package for executive talent that enables the Company to attract and retain the key executive talent needed to achieve the Company’s business objectives, and (2) to link executive compensation to improvements in Company performance and increases in long-term stockholder value.

In 2006, the Company laid a firm foundation for continued success and improved long-term financial performance in the rapidly evolving Internet marketplace. In particular, the Company’s executive officers led and oversaw the following significant accomplishments: developing and beginning to execute a new strategic plan designed to capture significant future growth opportunities and improve the Company’s long-term financial performance; reorganizing the Company’s structure and management to better align our business with key customer segments, streamline decision-making, increase accountability and improve the Company’s ability to execute against our strategic priorities; successfully launching the Company’s new search advertising platform, known as Project Panama, which we believe will be critically important to improving the Company’s search monetization over the long-term; strengthening the Company’s position in social media, video and mobile through a range of product launches, strategic partnerships and acquisitions; making a number of value-creating investments and acquisitions to strengthen the Company’s advertising and audience businesses over the long-term; forming a number of important strategic partnerships, including those with eBay and a consortium of more than 150 daily U.S. newspapers; continuing to create compelling new consumer offerings to drive audience growth and deepen engagement, which resulted in finishing the year with 500 million users of Yahoo! branded products and services and leading in audience size across both male and female audience segments and all age demographics in the U.S.; and maintaining the Company’s strong financial position — with double-digit revenue growth in 2006 (up 22 percent from the prior year), strong profitability (with gross profit up 19 percent from 2005), and solid growth in operating cash flow.

Those individuals listed in the Summary Compensation Table in this proxy statement are referred to as the “Named Executive Officers.” The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee confers with the board of directors in determining the compensation for Mr. Semel, our Chief Executive Officer. In determining compensation for the other Named Executive Officers, the Compensation Committee considers Mr. Semel’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers.

Executive Compensation Program Objectives and Overview

Overview

In order to grow the business and create continued stockholder value, the Company must be able to respond rapidly to new technological developments and changing trends in the multiple worldwide businesses in which we compete. The broad scope and complexity of our business require unique experience and talents in our executives, making it critical to retain on a long-term basis those executives who have developed and grown our business to date, as well as to attract new talent. We also operate in a highly competitive executive labor market and face competitors of similar size and scale to the Company as well as new competitors and start-ups seeking to hire our executives to facilitate and speed their entry into, or expansion of, competing businesses.

Executive Compensation Programs

The Company’s current executive compensation program has three key components, which are designed to be consistent with the Company’s compensation philosophy and to reward executives based on individual and company performance: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and restricted stock units. In general, we focus less on cash compensation and more on performance-based and long-term equity incentives. Other than our 401(k) plan, the Company does not provide any pensions or other retirement benefits for our executive officers, nor does it generally provide material perquisites. Furthermore, our executive officers generally do not have contractual rights to severance benefits upon a termination of their employment, except as described below in “Potential Payments Upon Termination or Change in Control.”

In structuring executive compensation arrangements, the Compensation Committee considers how each component promotes retention and/or rewards performance by the executive. Base salaries are primarily intended to provide a minimum fixed, stable level of compensation each year consistent with or below competitive market practice. Our annual bonuses are primarily intended to reward the achievement of financial, strategic and operating objectives for the applicable year. In determining annual bonus amounts, we consider both Company and individual performance. Our long-term equity incentives are primarily intended to promote retention and to align our executives’ long-term interests with stockholders’ long-term interests. The Compensation Committee believes that the design of our annual bonuses and long-term equity incentives provides an effective and appropriate mix of incentives to ensure our executive performance is focused on long-term stockholder value creation. For this reason, performance-based compensation constitutes the most substantial portion of the compensation package for each of our Named Executive Officers.

2006 Long-Term Performance and Retention Arrangements for Certain Key Executives

In 2006, the Company was working on a reorganization of its structure and management to better align operations with key customer segments; developing a new strategic plan; and launching its new advertising system, Project Panama. These were critical initiatives for the Company, and the Compensation Committee determined that it was imperative to ensure that current management, who were architects of the reorganization, the Company’s business strategy and the roll-out of Panama, would remain with the Company throughout the reorganization. This was to ensure that the Company would continue to benefit from their experience and expertise in assisting the Company to achieve the business objectives established as part of the reorganization.

On May 31, 2006, the Compensation Committee approved a three-year performance and retention arrangement with Mr. Semel, four-year performance and retention arrangements with Mr. Rosensweig and Ms. Decker, and a two-year performance and retention arrangement with Mr. Nazem. As described in more detail below under “Long-Term Incentive Equity Awards,” these arrangements included the grant of stock options to each of the covered executives, as well as the grant of certain restricted stock units to Messrs. Rosensweig and Nazem, and Ms. Decker. In order to increase the retention aspects of the arrangements, the number of shares subject to the stock option grants was determined taking into account the value of the long-term incentive equity award grants that the executive would generally be targeted to receive over the period covered by the executive’s arrangement (for example, a three-year period in the case of Mr. Semel). In making larger one-time option grants intended to cover the duration of each executive’s arrangement, the Compensation Committee anticipated that Mr. Semel would not receive regular additional long-term incentive equity grants (other than certain performance-based stock option grants to Mr. Semel in lieu of annual bonuses, as discussed below) during the period of his arrangement. Furthermore, the Compensation Committee agreed that it would only consider additional long-term incentive equity award grants to Messrs. Rosensweig and Nazem, and Ms. Decker, during the period of their respective arrangements if circumstances warranted (and any additional awards to them during the course of their respective arrangements would take into account the May 2006 awards).

To retain these high-impact executives, the Compensation Committee approved pay arrangements to deliver compensation value in the top quartile of competitive market practice, but only if there was long-term stockholder value creation. The Compensation Committee decided to use primarily stock options as the pay-for-performance vehicle to best achieve the underlying business objectives. For Mr. Semel, the result was 100% of his total direct compensation (other than his $1 base salary) being performance-based and tied directly to stockholder value creation. (As used in this discussion, the term “total direct compensation” means the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules.) The 2006 compensation arrangements approved for the Company’s other Named Executive Officers, resulted in over 90% of each executive’s total direct compensation for 2006 being incentive compensation tied directly to stockholder value creation. The specific components of each Named Executive Officer’s arrangement are described in the sections below and in the tables that follow this Compensation Discussion and Analysis.

Independent Consultant and Peer Group

The Compensation Committee’s practice has been to retain independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. For 2006, the Compensation Committee retained the consulting firm of Frederic W. Cook & Co., Inc. for this purpose. In consultation with Frederic W. Cook & Co., the Compensation Committee selected the following companies as our peer group companies for 2006: Amazon.com, AT&T Inc., Cisco Systems, Inc., eBay Inc., Google Inc., IAC/InterActiveCorp, Intel Corporation, Intuit Inc., Microsoft Corporation, Oracle Corporation, Inc., Time Warner Inc., Viacom Inc., and Walt Disney Co. Given the breadth of the Company’s business and the rapidly changing environment in which the Company competes, it is very difficult to identify a single comparable peer company. Each peer group company is comparable to the Company in certain respects or areas of our business but not others. Factors such as whether the founders run the company or outside executives have been hired also affect executive compensation comparisons among peer companies. As a result, the Company looks at this peer group but also considers additional companies, including start-ups and private companies, from time to time for informational purposes. Specifically, Frederic W. Cook & Co. advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. The Compensation Committee reviews this information to inform its decisions on executive compensation arrangements, including the competitive reasonableness of arrangements. The Compensation Committee does not base its decisions on targeting compensation to specific bench-marks against the peer group. The Compensation Committee believes that the nature of the Company’s business and the environment in which it operates requires it to retain flexibility in setting compensation based on a consideration of all facts and circumstances with respect to each executive.

Current Executive Compensation Program Elements

Base Salaries

The Company provides base salaries to executive officers to compensate them a fixed cash amount for services rendered during the year. Salaries for our Named Executive Officers are generally reviewed by the Compensation Committee on an annual basis, although the salaries for Mr. Semel, Ms. Decker, Mr. Rosensweig and Mr. Nazem have been fixed under the long-term retention and performance-based arrangements entered into in May 2006 described above for the period covered by the arrangement. As indicated above, the Compensation Committee targets base salary levels at or below salary levels for comparable executives based on a review of our peer companies and salary surveys in the relevant markets. The Compensation Committee sets base salaries so that the most substantial portion of the executives’ total compensation remains dependent on performance-based annual bonuses and long-term equity awards. In setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee considers, among other factors, the executive’s scope of responsibility, prior experience, past performance, salary relative to other executives in the Company, and relevant competitive data.

In May 2006, Mr. Semel and the Compensation Committee determined that it would be appropriate for substantially all of his total direct compensation to be linked to the performance of the Company. Accordingly, as part of his three-year retention and performance arrangement, Mr. Semel’s annual base salary was reduced from $600,000 to $1. The salaries of Mr. Rosensweig, Ms. Decker and Mr. Nazem had been $500,000, $500,000, and $450,000, respectively, since 2003. The salaries of Mr. Rosensweig, Ms. Decker and Mr. Nazem were all set at $500,000 as part of their performance and retention arrangements. Consistent with its philosophy regarding base salaries, the Compensation Committee determined that their salaries should remain flat other than the increase for Mr. Nazem. Mr. Callahan’s salary was set at $325,000 at the beginning of 2006 and did not change during the year. We believe that the base salary levels of the Named Executive Officers and the other executive officers are appropriate within the context of the Compensation Committee’s philosophy and the relatively greater weight given to performance-based and long-term equity compensation elements.

Annual Cash Bonuses

Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against our annual business and financial plans. The Compensation Committee believes that it is important to retain some flexibility and discretion in the goals against which our executive officers’ performance is measured given the dynamic nature of the business. The Compensation Committee believes it is important to change, adjust and fine tune performance goals according to changes in the business and industry that occur during the year, and how well our executive officers and the Company were able to adapt to those changes.

As part of the May 2006 performance and retention arrangements, the Compensation Committee determined that Mr. Semel’s annual bonuses for the period 2006 through 2008 should be awarded in the form of annual stock option grants as more fully described below under “Stock Options.” It was also the Compensation Committee’s determination that Mr. Rosensweig, Ms. Decker and Mr. Nazem should have annual target cash bonuses of $1 million for the periods covered by their respective arrangements, with the actual earned awards determined by the Compensation Committee based on Company and individual performance for the relevant year.

The Company maintains a management incentive bonus plan for members of management other than the executive officers. Target bonuses are set as a percentage of salary for each level of participant, and then aggregate earned awards are determined based on Company financial performance, and allocated based on individual performance. The Company financial measures are revenues and operating cash flow (EBITDA) minus capital expenditures. For 2006, the plan was funded at 90% of aggregate target awards. The Compensation Committee believed that the Named Executive Officers generally should not receive a greater percentage of their target bonuses than employees across the Company, and took the amount funded under the Company’s management incentive plan into account in determining the 2006 earned bonuses for the Named Executive Officers. The Compensation Committee also considered the Named Executive Officer’s bonus for the prior year, his or her individual performance and contributions for the year, and the individual’s performance relative to prior years and to other executive officers.

The Compensation Committee considered Ms. Decker to have had an extraordinary year. She was instrumental in developing the Company’s reorganization plan and strategy. In December 2006, she was designated to head the Company’s new Advertiser and Publishing Group while continuing to act as Chief Financial Officer until a new Chief Financial Officer was engaged. She also played a leading role in two of the Company’s key strategic initiatives announced in 2006. These were (1) the formation of a strategic partnership with eBay making Yahoo! the exclusive provider of graphical advertising and complementary search advertising on eBay’s U.S. website; and (2) the formation of a strategic partnership with a consortium of more than 150 daily U.S. newspapers to deliver search, display and classified advertising to consumers in the communities where they live and work. Based on the factors considered, the Compensation Committee determined that Ms. Decker would receive 85% of her target bonus ($850,000). The Compensation Committee did not believe this bonus fully reflected Ms. Decker’s individual contributions for the year but felt that it was appropriate in light of the Company’s 2006 overall performance.

Mr. Rosensweig resigned as the Company’s Chief Operating Officer effective March 31, 2007. He received 90% of his target bonus ($900,000) as part of his separation agreement with the Company described under “Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee determined that Mr. Nazem also had a very good year. Mr. Nazem played a leading role in the launch and roll out of the Company’s new search advertising system, referred to as Project Panama. Based on the factors considered, the Compensation Committee determined that Mr. Nazem would receive 70% of his target bonus ($700,000).

Based on his performance review, the Compensation Committee determined that Mr. Callahan had an excellent year and was one of the Company’s highest ranking performers. Mr. Callahan did not have a target bonus. The Compensation Committee reviewed, among the other factors listed above, his 2005 bonus and determined that he would receive a bonus of $200,000, which was consistent with relative payouts for other high-performing executives.

Long-Term Incentive Equity Awards

As noted above, the Company has in the past relied on long-term equity awards as a key element of compensation of our executive officers so that a substantial portion of our executive officers’ compensation is tied to increasing the value of the Company’s stock. The Company has historically made annual grants of stock options and restricted stock or restricted stock unit awards to align our executives’ interests with those of our stockholders, to enhance long-term retention, and to promote executives’ focus on the long-term financial performance of the Company.

In determining the size of equity-based awards, the Compensation Committee considers various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to the Company. The Compensation Committee also considers the executive’s historic total compensation, including prior equity grants and exercise history, as well as the number and value of shares owned by the executive or which continue to be subject to vesting under outstanding equity grants previously made to such executive. The Compensation Committee considers, with the assistance of its independent compensation consultant, the value of the equity awards proposed to be granted to an individual executive using the Black-Scholes methodology. In addition, the Compensation Committee examines the quantity and type of equity incentives held by each executive relative to the other executive officers’ equity positions and their tenure, responsibilities, experience and value to the Company.

Stock Options.  The Company makes a substantial portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of our common stock on the grant date. As a result, the Named Executive Officers will only realize actual, delivered compensation value if the stockholders realize value. The stock options also function as a retention incentive for our executives as they generally vest in installments over a period of years after the date of grant.

As a major component of the May 2006 performance and retention arrangements, the Compensation Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described below under “Grants of Plan-Based Awards.” In general, the stock options will vest over the two, three-or four-year periods covered by the executive’s performance and retention arrangement.

The option granted to Mr. Semel in 2006 covers 6,000,000 shares of the Company’s common stock; the options granted to Ms. Decker and Mr. Rosensweig in 2006 each cover 2,100,000 shares; and the option granted to Mr. Nazem in 2006 covers 900,000 shares. As discussed above in connection with each executive’s May 2006 performance and retention arrangements, the Compensation Committee determined the size of these grants taking into account the duration of each executive’s arrangement, and with the general intent that no other long-term incentive equity compensation grants would be made to the executive during the period covered by the executive’s arrangement with the Company (other than certain performance-based stock option grants to Mr. Semel in lieu of cash bonuses pursuant to the terms of his arrangement). In addition, the Compensation Committee granted a stock option to Mr. Callahan that covers 330,000 shares and is subject to a four-year vesting schedule, with 40% of the shares vesting in the fourth year.

As noted above, the Compensation Committee also determined as part of Mr. Semel’s performance and retention arrangement that his annual bonus for each of 2006, 2007 and 2008 would be granted in the form of stock options. The annual grants may be for up to a maximum of 1,000,000 fully-vested shares of non-qualified stock options. The number of shares to be covered by the option granted each year, if any, is to be determined by the Compensation Committee at the end of the year based on the achievement of the Company’s strategic and operating goals for that year, and other objective and subjective performance criteria to be established by the Compensation Committee. The Compensation Committee believes that awarding Mr. Semel’s annual bonus in the form of stock options rather than cash helps achieve two important objectives. First, the size of the option grant depends on the Company’s and Mr. Semel’s performance for the bonus year, and thus creates an additional performance incentive for that year. Second, the bonus is awarded in the form of a stock option that has value only if the Company’s stock price increases after the date of grant, which further aligns Mr. Semel’s long-term interests with those of stockholders.

For 2006, the Compensation Committee determined that Mr. Semel’s bonus would be based on, among other factors, the Company’s achievement of its 2006 operating and financial goals, the status of the launch of the Company’s new search advertising system, Project Panama, and the status of the Company’s reorganization of its structure and management. The Compensation Committee’s determination in February 2007 of Mr. Semel’s 2006 bonus was based on the Company’s operating and financial performance for 2006, as well as the Company’s success with the foregoing key strategic initiatives. As Chairman and CEO, Mr. Semel was instrumental in leading and overseeing these results. Noteworthy achievements included 22 percent revenue growth and improved profitability; developing and beginning to execute a new strategic plan designed to capture significant future growth opportunities and improve the Company’s long-term financial performance; reorganizing the Company’s structure and management in order to better align its business with key customer segments, streamline decision-making, increase accountability and improve the Company’s ability to execute against its strategic priorities; and successfully launching the Company’s new search advertising platform, known as Project Panama, which we believe will be critically important to improving the Company’s search monetization over the long-term and already has generated positive advertiser feedback. Based on these factors, the Compensation Committee determined that the stock option awarded to Mr. Semel for his 2006 bonus would cover 800,000 shares (which is 80% of the maximum amount provided for under his three-year performance and retention arrangement).

The options granted to each of Ms. Decker, Mr. Rosensweig, Mr. Nazem and Mr. Callahan for 2006 constitute approximately 93%, 93%, 86% and 60%, respectively, of the officer’s total long-term incentive opportunity, with the restricted stock units described below constituting the remaining approximately 7%, 7%, 14% and 40%, respectively. Mr. Semel’s entire long-term incentive opportunity for 2006 consisted of the stock option grants described above. Other than the grants of stock options in payment of Mr. Semel’s annual bonus as described above, the Company does not currently anticipate making any additional equity grants to Mr. Semel during 2007 or 2008.

Restricted Stock Units.  The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted stock units that are subject to performance-based or time-based vesting requirements.

Performance-based restricted stock units vest only if certain performance goals established by the Compensation Committee are met and are thus designed to maximize the Company’s performance for a particular period. Time-based units provide a retention incentive as they generally vest only if the executive continues employment with the Company. Vested units are payable in shares of the Company’s common stock and thus have value even if the stock price does not increase. For this reason, restricted stock unit awards typically cover fewer shares than stock options and do not create as much potential dilution for stockholders.

As part of the May 2006 performance and retention arrangements, the Compensation Committee granted 50,000 performance-based restricted stock units to each of Ms. Decker and Messrs. Rosensweig and Nazem. Vesting of these units was made contingent upon both Company performance for calendar year 2006, and continued employment through May 31, 2007. Performance was determined based on the Company’s actual operating cash flow and revenue levels for 2006, relative to targets set in our 2006 business plan. The Compensation Committee chose revenue and operating cash flow as the targets because these are key elements of the Company’s financial business plan. The targets set were reasonably believed to be achievable. In January 2007, the Compensation Committee determined that the performance goals had been met. The Company also made a grant of time-based restricted stock units to Mr. Callahan as a retention incentive. These units are scheduled to vest on the third anniversary of the grant date.

Grant Practices.  Beginning in August 2006, the Compensation Committee adopted procedures providing that new hire and retention equity awards may be made to employees, including executive officers, by the Compensation Committee only at regularly scheduled meetings on or around the 25th of each month except March, June, September and December. This schedule is designed to grant awards other than during the period commencing on the first day of the last month of each quarter until two business days after the quarterly earnings release. In past years and during the period of 2006 prior to the adoption of the new procedures, the Company generally made grants of equity-based awards to a large number of our employees, including our executive officers, upon hire in accordance with a fixed bi-weekly or monthly new hire grant schedule, and in December of each year after conducting its annual compensation review process.

The Company does not have any program, plan or practice to time the grant of equity-based awards to our executives in coordination with the release of material non-public information. All equity grants are made under the Company’s stock plan approved by the stockholders. The per share exercise price of stock options cannot be less than the closing sale price of the Company’s common stock on the Nasdaq Stock Market on the grant date.

Stock Ownership Program

As described above, the Company believes that, in order to better align the interests of our executive officers and stockholders, executive officers should have a financial stake in the Company. The Company’s policy is that the Chief Executive Officer of the Company should own a minimum of 5,000 shares of Company common stock, and each of the other executive officers of the Company should own a minimum of 3,000 shares of Company common stock. Executive officers are required to retain 100% of any of their shares of restricted stock that become vested until such ownership levels have been achieved.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). The Company believes that the realized gains on nonqualified stock options at the time of exercise are fully deductible under the terms of the Company’s stockholder-approved stock plan. In addition, the Company and the Compensation Committee generally structure performance-based grants of restricted stock or restricted stock units to qualify for deductibility in accordance with 162(m). However, the Company intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company’s compensation philosophy, and the Company’s best interests. We therefore may from time to time pay compensation to our executive officers that may not be deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis Section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis Section be included in this proxy statement.

Compensation Committee of the Board of Directors

Arthur H. Kern (Chair)
Roy J. Bostock
Ronald W. Burkle

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during fiscal 2006 for each of the Named Executive Officers. An explanation of the amount of salary and bonus in proportion to total compensation is discussed under “Compensation Discussion and Analysis — Executive Compensation Program Objectives and Overview.”

												Change in
												Pension
												Value and
												Nonqualified
										Non-Equity		Deferred
						Stock		Option		Incentive Plan		Compensation	All Other
Name and Principal		Salary		Bonus		Awards		Awards		Compensation		Earnings	Compensation	Total
Position	Year	($)		($)		($)(1)		($)(2)		($)		($)	($)(3)	($)

Terry S. Semel	2006	250,001	(4)	0	(5)	2,895,833		36,678,679	(5)	0		N/A	125	39,824,639
Chairman and Chief Executive Officer
Susan L. Decker	2006	500,000		0		4,833,646		9,734,140		850,000		N/A	41,937	15,959,723
Head of Advertiser and Publisher Group and Chief Financial Officer
Daniel L. Rosensweig	2006	500,000		150,000	(6)	1,658,853	(7)	5,422,290	(8)	900,000	(9)	N/A	3,995	8,635,138
Former Chief Operating Officer
Farzad Nazem	2006	479,167		0		4,632,698		6,617,280		700,000		N/A	4,050	12,433,195
Head of Technology Group and Chief Technology Officer
Michael J. Callahan	2006	325,000		200,000		1,058,904		1,499,189		0		N/A	4,050	3,087,143
Executive Vice President, General Counsel and Secretary

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). This column represents the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year for awards of restricted stock and/or restricted stock units granted to each of the Named Executive Officers in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the Named Executive Officers in 2006. For additional information, see Note 12 of the Yahoo! financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions for grants made prior to 2006, see the note on Employee Benefits in Yahoo!’s financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock awards granted in 2006.

(2)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year for stock options granted to each of the Named Executive Officers in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the Named Executive Officers in 2006. For additional information on the valuation assumptions underlying the value of these awards for the 2006 grants, see Note 12 of the Yahoo! financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions for grants made prior to 2006, see the note on Employee Benefits in Yahoo!’s financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on options granted in 2006.

(3)	Represents for Mr. Semel, group term life insurance premiums valued at $125; for Ms. Decker, car services of $37,887, Company contributions under the Company’s 401(k) Plan of $3,750 and group term life insurance premiums valued at $300; for Mr. Rosensweig, Company contributions under the Company’s 401(k) Plan of $3,695 and group term life insurance premiums valued at $300; for Mr. Nazem, Company contributions under the Company’s 401(k) Plan of $3,750 and group term life insurance premiums valued at $300; and for Mr. Callahan, Company contributions under the Company’s 401(k) Plan of $3,750 and group term life insurance premiums valued at $300.

(4)	As described in the “Compensation Discussion and Analysis” above, in May 2006, Mr. Semel’s annual base salary was reduced from $600,000 to $1, effective May 31, 2006, as part of his three-year retention and performance package with the Company.

(5)	As described in the “Compensation Discussion and Analysis” above, on February 26, 2007 pursuant to his three-year performance and retention compensation arrangement with the Company approved in May 2006, Mr. Semel received an annual bonus for 2006 in the form of a fully-vested stock option to purchase 800,000 shares of Yahoo! common stock. The Option Awards amount includes the recorded expense of this option in the Company’s 2006 financial statements.

(6)	This amount represents a retention bonus that became payable to Mr. Rosensweig in April 2006 on the fourth anniversary of his date of hire with Yahoo! pursuant to a Key Executive New Hire Retention Agreement entered into by Yahoo! and Mr. Rosensweig in April 2002. The payment of certain amounts deferred by Mr. Rosensweig under the agreement is reported below under “Nonqualified Deferred Compensation.”

(7)	This amount reflects the reversal of $2,702,860 of expense recorded prior to modification of certain restricted stock and restricted stock unit grants in connection with Mr. Rosensweig’s Separation Agreement with the Company dated December 5, 2006 (the “Separation Agreement”).

(8)	This amount reflects the reversal of $1,478,811 of expense recorded prior to modification of certain option awards under Mr. Rosensweig’s Separation Agreement.

(9)	As described in the “Compensation Discussion and Analysis” above, in May 2006, the Compensation Committee approved a four-year performance and retention compensation arrangement for Mr. Rosensweig, under which, among other things, he was eligible to receive an annual target cash bonus of $1 million for 2006 through 2009 to be determined by the Committee based on his and the Company’s performance for the relevant year. This arrangement was modified by the Separation Agreement, under which Mr. Rosensweig received $900,000 as his annual bonus for 2006.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2006. The equity awards granted in 2006 identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table.

									All
									Other
									Stock	All Other
									Awards:	Option
									Number	Awards:		Exercise	Grant Date
									of	Number of		or Base	Fair Value
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under				Shares	Securities		Price of	of Stock
		Equity Incentive Plan Awards			Equity Incentive Plan Awards				of Stock	Underlying		Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum	or Units	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)		($/Sh)	($)(1)

Terry S. Semel	N/A					1,000,000	(2)						8,359,100	(2)
	5/31/2006									6,000,000		31.59	62,859,600
	3/10/2006									1,300,000	(3)	40.68	8,550,490

Susan L. Decker	N/A		1,000,000										N/A
	5/31/2006					50,000							1,579,500
	5/31/2006									2,100,000		31.59	22,000,860

Daniel L. Rosensweig	N/A		1,000,000										N/A
	5/31/2006					50,000							1,579,500
	5/31/2006									2,100,000		31.59	22,000,860

Farzad Nazem	N/A		1,000,000										N/A
	5/31/2006					50,000							1,579,500
	5/31/2006									900,000		31.59	9,428,940

Michael J. Callahan	5/31/2006								73,000				2,306,070
	5/31/2006									330,000		31.59	3,457,278

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options or by vesting in a restricted stock or restricted stock unit award). The value of a stock award or option award is generally based on the fair value as of the grant date of such award determined pursuant to SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock awards consist of restricted stock and/or restricted stock units. The exercise price for all options granted to the Named Executive Officers is at least 100% of the fair market value of the shares on the grant date. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 12 of the Yahoo! financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(2)	This figure reflects the maximum number of shares that could have been subject to a stock option to be granted to Mr. Semel in respect of his bonus for 2006. The value of this option award for accounting purposes was calculated as of December 31, 2006 pursuant to SFAS 123R. On February 26, 2007, the Compensation Committee granted Mr. Semel a fully-vested non-qualified stock option for 800,000 shares of the Company’s common stock with an exercise price of $32.12 (the fair market value of the Company’s common stock on the grant date) as his annual bonus for 2006. The other terms of this grant are described in the “Compensation Discussion and Analysis” above and in the narrative that follows this table.

(3)	In lieu of a cash bonus for 2005, Mr. Semel received a fully-vested bonus option to purchase 1,300,000 shares of common stock in March 2006. The per share exercise price of this option is $40.68, which was 133% of the fair market value of the Company’s common stock on the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In April 2001, the Company entered into an employment letter agreement with Mr. Semel, our Chief Executive Officer. The agreement provides for a base salary of $310,000, subject to discretionary increases through annual reviews. As noted above, Mr. Semel’s annual base salary was reduced to $1 for the three-year period covered by his retention and performance arrangement. The agreement is for at-will employment and does not provide a specified term.

In April 2002, the Company entered into an employment agreement with Mr. Rosensweig. As described below under “Potential Payments Upon Termination or Change in Control,” the agreement has been superseded by the Separation Agreement in connection with Mr. Rosensweig’s resignation. The Company does not have employment agreements with any of the other Named Executive Officers.

Non-Equity Incentive Plan Awards

As described in the “Compensation Discussion and Analysis” above, in May 2006, the Compensation Committee approved performance and retention compensation arrangements for Ms. Decker and Messrs. Rosensweig and Nazem, which included cash bonus opportunities for each year covered by the arrangement. The amount of the bonus for each year is determined based on the performance of the Company and the executive during that year. The executive is generally required to remain employed with the Company through the date on which the Compensation Committee determines the bonus amounts for the applicable year to be eligible to receive payment of the bonus for that year.

Equity-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Committee has authority to interpret the plan provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Stock Options.  The Grants of Plan-Based Awards table above reflects the fully-vested option to purchase 1,300,000 shares of our common stock awarded to Mr. Semel in March 2006 in respect of his 2005 bonus. This option has a maximum term of seven years and a per-share exercise price of $40.68, which was 133% of the closing price of our common stock on the grant date.

In addition, as described in the “Compensation Discussion and Analysis” above, the Compensation Committee has determined to award Mr. Semel’s annual bonus for each of years 2006 through 2008 in the form of fully-vested stock options. The table reflects the award to Mr. Semel in May 2006 of the opportunity to be granted a fully-vested option to purchase up to 1,000,000 shares of our common stock in respect of his 2006 bonus, with the number of shares to be covered by such option to be determined by the Compensation Committee based on the performance of the Company and Mr. Semel during 2006. In February 2007, the Compensation Committee determined that this option would cover 800,000 shares. The stock option has a per share exercise price of $32.12 (the fair market value of the Company’s common stock on the grant date), a term of seven years and, subject to the earlier expiration of the stock option, a post termination exercise period with respect to the vested portion of such option at termination of three years.

Mr. Semel was also granted an option in May 2006 to purchase 6,000,000 shares of our common stock as a retention incentive. The option vests over a three-year period, with 25%, 35% and 40%, respectively, of the option vesting on each of the first three anniversaries of the grant date as long as Mr. Semel remains Chief Executive Officer of the Company. The option has a maximum term of seven years. Mr. Semel will generally have three years to exercise the vested portion of the option following a termination of his employment, subject to earlier termination on the expiration of the option. If, following a change in control, Mr. Semel’s employment is terminated by the Company without cause, by Mr. Semel for good reason, or due to his death or disability, the portion of the option (if any) that is scheduled to vest on the next anniversary of the grant date will immediately become vested.

As described in the “Compensation Discussion and Analysis” above, Ms. Decker and Messrs. Rosensweig and Nazem were each granted a stock option as a retention incentive in May 2006. The options granted to Ms. Decker and Mr. Rosensweig each cover 2,100,000 shares of our common stock and, according to the terms of the grant, vest over a four-year period, with 600,000, 300,000, 600,000 and 600,000 shares, respectively, vesting on each of the first four anniversaries of the grant date. Pursuant to his Separation Agreement, 600,000 shares of Mr. Rosensweig’s option previously scheduled to vest on May 31, 2007 vested on March 31, 2007. See “Potential Payments Upon Termination or Change in Control” below for further discussion of Mr. Rosensweig’s Separation Agreement. The option granted to Mr. Nazem covers 900,000 shares and vests over a two-year period, with 600,000 and 300,000 shares, respectively, vesting on each of the first two anniversaries of the grant date. Each of these options has a per-share exercise price of $31.59, the fair market value of the Company’s common stock on the grant date, and a maximum term of seven years. In the event the executive’s employment is terminated by the Company without cause or by the executive for good reason, the executive will generally have three years in which to exercise the vested portion of the option. The executive will generally have three months to exercise the vested portion of the option following a voluntary termination of employment without good reason and 30 days following a termination by the Company for cause. This period is extended to twelve months if the termination is a result of the executive’s death or disability.

Mr. Callahan was granted an option to purchase 330,000 shares of our common stock in May 2006. The option vests over a four-year period, with 66,000 shares vesting on each of the first three anniversaries of the grant date and 132,000 shares vesting on the fourth anniversary of the grant date. The option has a per-share exercise price of $31.59, the fair market value of the Company’s common stock on the grant date, and a maximum term of seven years.

The options granted to Named Executive Officers during 2006 do not include any dividend rights.

Stock Awards.  As described in the “Compensation Discussion and Analysis” above, Ms. Decker and Messrs. Rosensweig and Nazem were each granted 50,000 performance-based restricted stock units in May

2006. These units generally vest based on the Company’s achievement during 2006 of performance goals established by the Compensation Committee. Vested units are paid in shares of the Company’s common stock on a one-for-one basis following the vesting date, and the executive generally must remain employed with the Company through the first anniversary of the grant date to receive payment of the units. Pursuant to his Separation Agreement, Mr. Rosensweig’s 50,000 restricted stock units became fully vested on March 31, 2007.

In May 2006, Mr. Callahan was granted 73,000 restricted stock units. These units will vest on the third anniversary of the grant date subject to Mr. Callahan’s continued employment with the Company through such date. The vested units will be paid in shares of the Company’s common stock on a one-for-one basis following the vesting date.

The restricted stock unit awards granted to Named Executive Officers during 2006 do not include any dividend rights.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2006.

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market or
				Incentive						Number of		Payout
				Plan						Unearned		Value of
				Awards:						Shares,		Unearned
	Number of	Number of		Number of			Number of			Units or		Shares,
	Securities	Securities		Securities			Shares or		Market Value	Other		Units or
	Underlying	Underlying		Underlying			Units of		of Shares or	Rights		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Units of Stock	That Have		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		That Have Not	Not		Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Terry S. Semel	2,139,430	0			$15.00	4/16/2011
	3,000,000	0			$30.00	4/16/2011
	2,000,000	0			$37.50	4/16/2011
	333,334	0			$8.23	12/11/2012
	1,800,000	0			$20.85	3/10/2014
	4,000,000	0			$20.85	3/10/2014
	100,000	100,000	(2)		$37.08	12/16/2014
	1,200,000	0			$37.08	12/16/2014
	1,000,000	1,000,000	(3)		$34.75	2/1/2015
	1,300,000	0			$40.68	3/10/2013
	0	6,000,000	(4)		$31.59	5/31/2013
							250,000	(5)	6,385,000
Susan L. Decker	1,000,000	0			$69.75	6/13/2010
	250,000	0			$30.00	10/13/2010
	445,000	0			$13.28	1/12/2011
	125,000	0			$7.18	4/25/2012
	166,667	0			$7.83	6/20/2012
	700,000	0			$8.23	12/11/2012
	250,000	0			$20.58	12/10/2013
	150,000	0			$37.08	12/16/2014
	550,000	0			$34.75	2/1/2015
	31,250	93,750	(6)		$40.68	12/20/2012
	0	2,100,000	(7)		$31.59	5/31/2013
							150,000	(5)	3,831,000
										15,000	(8)	383,100
							35,000	(9)	893,900
										50,000	(10)	1,277,000

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
				Equity						Awards:		Market or
				Incentive						Number of		Payout
				Plan						Unearned		Value of
				Awards:						Shares,		Unearned
	Number of	Number of		Number of			Number of			Units or		Shares,
	Securities	Securities		Securities			Shares or		Market Value	Other		Units or
	Underlying	Underlying		Underlying			Units of		of Shares or	Rights		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Units of Stock	That Have		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		That Have Not	Not		Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(1)

Daniel L. Rosensweig	210,750	0			$8.23	12/11/2012
	187,500	62,500	(11)		$20.58	12/10/2013
	75,000	75,000	(12)		$37.08	12/16/2014
	0	550,000	(13)		$34.75	2/1/2015
	31,250	93,750	(14)		$40.68	12/20/2012
	0	2,100,000	(15)		$31.59	5/31/2013
							150,000(16)		3,831,000
							35,000(17)		893,900
										15,000	(8)	383,100
							35,000(18)		893,900
										50,000	(19)	1,277,000
Farzad Nazem	460,000	0			$24.75	12/15/2008
	80,000	0			$34.80	8/19/2009
	497,220	0			$35.95	8/30/2009
	296,668	0			$30.00	10/13/2010
	600,000	0			$8.23	12/11/2012
	187,500	62,500	(20)		$20.58	12/10/2013
	75,000	75,000	(2)		$37.08	12/16/2014
	0	550,000	(21)		$34.75	2/1/2015
	31,250	93,750	(6)		$40.68	12/20/2012
	0	900,000	(22)		$31.59	5/31/2013
							150,000	(5)	3,831,000
							35,000	(23)	893,900
										15,000	(8)	383,100
							35,000	(9)	893,900
										50,000	(10)	1,277,000
Michael J. Callahan	60,000	0			$83.28	12/14/2009
	7,500	0			$95.88	3/21/2010
	34,000	0			$52.75	7/11/2010
	82,500	0			$30.00	10/13/2010
	18,959	0			$8.23	12/11/2012
	43,750	35,000	(20)		$20.58	12/10/2013
	32,500	32,500	(2)		$37.08	12/16/2014
	0	100,000	(21)		$34.75	2/1/2015
	7,500	22,500	(6)		$40.68	12/20/2012
	0	330,000	(24)		$31.59	5/31/2013
							35,000	(5)	893,900
							15,000	(9)	383,100
							73,000	(25)	1,864,420

(1)	Value is based on the closing price of Yahoo! common stock of $25.54 on December 29, 2006, as reported on the Nasdaq Global Select Market.

(2)	12.5% of these shares will become exercisable quarterly through December 16, 2008.

(3)	100% of these shares will become exercisable on February 1, 2009.

(4)	25% of these shares will become exercisable on May 31, 2007, 35% of these shares will become exercisable on May 31, 2008, and the remaining 40% of these shares will become exercisable on May 31, 2009.

(5)	100% of the shares subject to these restricted stock awards will vest on February 1, 2008.

(6)	16.7% of these shares will become exercisable semi-annually through December 20, 2009.

(7)	28.6% of these shares will become exercisable on each of May 31, 2007, May 31, 2009 and May 31, 2010, and 14.2% of these shares will become exercisable on May 31, 2008.

(8)	100% of these restricted stock units vested on January 19, 2007 upon satisfaction of certain performance-based objectives.

(9)	100% of these restricted stock units will vest on December 20, 2008.

(10)	100% of these restricted stock units will vest subject to the achievement of certain performance-based objectives on May 31, 2007.

(11)	Of these options, 15,625 vested as of March 10, 2007, and the balance terminated in connection with the termination of Mr. Rosensweig’s employment.

(12)	Of these options, 9,375 vested as of March 16, 2007, and the balance terminated in connection with the termination of Mr. Rosensweig’s employment.

(13)	These options terminated in connection with the termination of Mr. Rosensweig’s employment.

(14)	These options terminated in connection with the termination of Mr. Rosensweig’s employment.

(15)	Pursuant to Mr. Rosensweig’s Separation Agreement, options for 600,000 shares vested on March 31, 2007, and the balance of the options terminated in connection with the termination of his employment.

(16)	Pursuant to Mr. Rosensweig’s Separation Agreement, 146,667 shares vested on March 31, 2007, and the balance of the shares were forfeited in connection with the termination of his employment.

(17)	These shares of restricted stock were forfeited in connection with the termination of Mr. Rosensweig’s employment.

(18)	These restricted stock units were forfeited in connection with the termination of Mr. Rosensweig’s employment.

(19)	Pursuant to Mr. Rosensweig’s Separation Agreement, these restricted stock units became fully vested on March 31, 2007.

(20)	25.0% of these shares will become exercisable quarterly through December 10, 2007.

(21)	33.3% of these shares will become exercisable on February 1, 2008, and the remaining 66.7% of these shares will become exercisable on February 1, 2009.

(22)	66.7% of these shares will become exercisable on May 31, 2007, and the remaining 33.3% of these shares will become exercisable on May 31, 2008.

(23)	100% of these restricted stock awards will vest on December 16, 2007.

(24)	20.0% of these shares will become exercisable on each of May 31, 2007, May 31, 2008 and May 31, 2009, and 40% of these shares will become exercisable on May 31, 2010.

(25)	100% of these restricted stock units will vest on May 31, 2009.

In each case, vesting is conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during fiscal 2006. All options exercised by the Named Executive Officers in 2006 were granted prior to 2003.

	Option Awards		Stock Awards
			Number of
	Number of Shares	Value Realized	Shares Acquired	Value Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Terry S. Semel	1,000,000	19,006,178	0	0
Susan L. Decker	0	0	120,000	3,985,800
Daniel L. Rosensweig	822,000	19,583,265	85,000	2,442,300
Farzad Nazem	1,592,910	41,148,803	85,000	2,442,300
Michael J. Callahan	0	0	0	0

(1)	The value realized equals the difference between the option exercise price and the fair market value of Yahoo! common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of Yahoo! common stock on the vesting date, multiplied by the number of shares that vested.

Nonqualified Deferred Compensation

In connection with his employment with the Company in May 2002, the Company agreed to pay Mr. Rosensweig certain retention bonuses during the four-year period following his hire date, subject to his continued employment with Yahoo!. Mr. Rosensweig elected by a written agreement with Yahoo! to defer his bonuses until the earlier of his fourth anniversary of employment with Yahoo! or the cessation of his employment with Yahoo!. Under this deferral arrangement, his deferred bonuses would be paid with interest accrued during the period between the vesting date and the payment date at a rate equal to the short-term Applicable Federal Rate with annual compounding in effect on the vesting date as determined under section 1274(d) of the U.S. Internal Revenue Code. On May 23, 2006, Yahoo! paid Mr. Rosensweig an aggregate of $1.46 million in deferred compensation, which represented $1.35 million of deferred retention bonuses that vested during his first three years of employment with Yahoo!, plus accrued interest of $106,237.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)

Daniel L. Rosensweig	0	0	17,915	1,456,237	0

Potential Payments Upon Termination or Change in Control

As described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above under “Equity-Based Awards — Stock Options,” a portion of the option granted to Mr. Semel in May 2006 may become vested on certain terminations of Mr. Semel’s employment following a change in control of the Company. If Mr. Semel’s employment had terminated on December 31, 2006 under the circumstances described above, Mr. Semel would have been entitled to accelerated vesting of a portion of the stock option with an aggregate value of $0 (based on the spread between the option exercise price of $31.59 and $25.54, the closing stock price as of December 29, 2006, the last trading day of 2006).

As also described above, the vested portion of the options granted to Ms. Decker and Mr. Nazem in May 2006 would remain exercisable for three years following certain terminations of their employment with the Company.

In 1996, the Company entered into an agreement with Mr. Nazem, our Head of Technology Group and Chief Technology Officer, that provides, in the event of certain change-in-control transactions, for the acceleration of options held by Mr. Nazem whereby each such option shall become exercisable to the extent of the number of shares that would otherwise vest if Mr. Nazem remained employed by the Company or its successor for two years after the effective date of the transaction, subject to certain conditions, including Mr. Nazem’s acceptance of a comparable two-year employment contract with the acquiring party and his entering into certain non-competition agreements.

On December 5, 2006 (the “Agreement Date”), the Company entered into the Separation Agreement with Mr. Rosensweig providing for Mr. Rosensweig’s resignation as Chief Operating Officer of the Company, effective as of March 31, 2007 or such earlier date as mutually agreed to by the Company and Mr. Rosensweig (the “Separation Date”). This agreement supersedes the employment agreement the Company entered into with Mr. Rosensweig in April 2002. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement which was filed with the SEC on December 8, 2006.

Under the Separation Agreement and subject to certain terms and conditions set forth therein, the Company and Mr. Rosensweig agreed to, among other items, the following:

•	Mr. Rosensweig would continue to provide services including transition services between the Agreement Date and the Separation Date.

•	The Company would pay Mr. Rosensweig a lump sum payment equal to his base salary for the period from the Separation Date through December 31, 2007. The Company would also pay Mr. Rosensweig $900,000 as his annual bonus for 2006.

•	With respect to the stock options granted to Mr. Rosensweig on May 31, 2006 (the “May Options”), the portion of such options that would have otherwise vested on May 31, 2007 would become vested on the Separation Date and would be exercisable in accordance with their terms (including a three-year post termination exercise period). With respect to other options granted to Mr. Rosensweig with an exercise price in excess of the market price of the Company’s common stock on December 5, 2006 (the “Underwater Options”), the portion of such options that would have otherwise vested by May 31, 2007 would become vested on the Separation Date and the period to exercise all Underwater Options will be extended for three years following the Separation Date. Mr. Rosensweig’s right to exercise the May Options and Underwater Options would become effective as follows: exercisable with respect to 60% of the shares subject to such options upon the twelve (12) month anniversary of the Separation Date and with respect to an additional 20% of the shares subject to such options on each of the twenty-four (24) month and thirty (30) month anniversaries of the Separation Date. All other options would continue to vest only through the Separation Date and will be exercisable in accordance with their terms.

•	The performance-based restricted stock unit awards granted to Mr. Rosensweig on May 31, 2006 would become fully vested on the Separation Date, subject to achievement of the applicable performance goals under those awards. In addition, a total of 146,667 shares of the time-based restricted stock award granted to Mr. Rosensweig on February 1, 2005 would become fully vested on the Separation Date.

•	Mr. Rosensweig’s right to exercise any of his options following the termination of his employment and his rights with respect to any accelerated vesting of his restricted stock and restricted stock units are subject to his compliance with certain covenants in favor of the Company set forth in the Separation Agreement. In addition, the Separation Agreement includes Mr. Rosensweig’s general release of claims against the Company.

AUDIT COMMITTEE REPORT

The audit committee of the Company’s board of directors (the “Audit Committee”) consists of four non-employee directors, Edward R. Kozel, as chair, Vyomesh Joshi, Arthur H. Kern and Gary L. Wilson, each of whom the board of directors has determined to be an independent director as defined in the rules of Nasdaq. The Audit Committee is a standing committee of the board of directors and operates under a written charter adopted by the board of directors, which is available on our website, www.yahoo.com.  From our main web page, first click on “Company Info” at the bottom of the page and then on “Corporate Governance” under the “Investor Relations” heading, then “Board Committees” and “Audit Committee Charter.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (“independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During fiscal 2006, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, with and without management representation, to discuss financial management, evaluations of the Company’s internal control over financial reporting and the Company’s accounting principles. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors,

Edward R. Kozel (Chair)
Vyomesh Joshi
Arthur H. Kern
Gary L. Wilson

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal year ended December 31, 2006, PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed the approximate fees set forth below (in millions):

	2006	2005

Audit Fees(1)	$7.2	$6.6
Audit-Related Fees(2)	0.4	0.6
Tax Fees(3)	1.2	0.9
All Other Fees	—	—

Total	$8.8	$8.1

(1)	Aggregate audit fees consist of fees billed for professional services rendered for the audit of Yahoo!’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo!’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees billed for professional services related to federal, state and international tax compliance, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which the Company management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. The Audit Committee will also designate a member (currently Mr. Kozel, the Audit Committee Chair) to have the authority to pre-approve interim requests for additional non-audit services that were not contained in the annual pre-approval request. Such member shall approve or reject any interim non-audit service requests and report any interim service pre-approvals at the following Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2006 were approved by the Audit Committee.

RELATED PARTY TRANSACTION POLICY

Our board of directors has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the board of directors, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially 5% or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

Once a related party transaction has been identified, the Audit Committee or another independent committee of the board of directors must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee or other independent committee, as applicable, shall consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would impair the judgment of a director of executive officer to act in the best interest of the Company and its stockholders; and

•	any other matters the Audit Committee deems appropriate.

No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person, except that the director shall provide all material information concerning the transaction to the Audit Committee or such other designated independent committee.

CERTAIN TRANSACTIONS

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

In April 2002, in connection with his relocation to California as a result of his joining Yahoo!, Mr. Rosensweig, our Chief Operating Officer, entered into a non-interest bearing term loan with us in the principal amount of $1,000,000. The loan to Mr. Rosensweig was secured by his principal place of residence. Payment of the entire principal of $1,000,000 was due on April 30, 2006 and the loan was repaid in full on that date. The maximum indebtedness of Mr. Rosensweig to us during 2006 was $1,000,000. This transaction was approved by the board prior to the Company’s adoption of the Related Party Transaction Policy.

NO INCORPORATION BY REFERENCE

In Yahoo!’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

The board of directors has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof as the proxyholders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

The form of proxy and this proxy statement have been approved by the board of directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

Michael J. Callahan
Executive Vice President, General Counsel and Secretary

Sunnyvale, California
April 30, 2007

Annex A — YAHOO! INC. 1995 STOCK PLAN (As Amended And Restated April 24, 2007)

YAHOO! INC.

1995 STOCK PLAN
(AS AMENDED AND RESTATED April 24, 2007)

1. Purposes of the Plan.  The purposes of this 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. To accomplish the foregoing, the Plan provides that the Company may grant Options, Indexed Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents and Performance-Based Awards (each as hereinafter defined). Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder.

Subject to approval of the amendments to the Plan reflected in this document by the Company’s stockholders at the Company’s 2007 Annual Meeting of stockholders, this version of the Plan is effective on and after the Effective Date, and Awards granted on or after the Effective Date shall be made under this version of the Plan and not under the Plan as previously in effect. For the terms and conditions of the Plan applicable to Awards granted under the Plan before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted.

2. Definitions.  As used herein, the following definitions shall apply:

“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, relating to the administration of stock incentive plans such as the Plan.

“Award” means an award of Options, Indexed Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Performance-Based Awards (each as defined below).

“Award Agreement” has the meaning set forth in Section 22 of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” shall have such meaning as determined by the Administrator or as provided in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Cause with respect to an Award shall be made by the Administrator in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Yahoo! Inc., a Delaware corporation.

“Consultant” means any person, but not including a Non-Employee Director, who is engaged by the Company or any Parent or Subsidiary of the Company to render services and is compensated for such services.

“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or their respective successors. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant. If an entity ceases to be a Subsidiary of the Company, an interruption of Continuous Status as an Employee or Consultant shall be deemed to have occurred with respect to each Employee or Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary of the Company that continues as such after giving effect to the transaction or other event giving rise to the change in status.

“Director” means a member of the Board.

“Dividend Equivalent” means a right granted under Section 14 of the Plan to receive Shares as dividends paid with respect to a specified number of Shares.

“Effective Date” means June 12, 2007.

“Employee” means any person, including Named Executives, Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment of a director’s fee by the Company to a Director shall not be sufficient to constitute “employment” of the Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is listed on The Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

“Full-Value Award” means any Award under this Plan that is not either: (1) an Option (except that Indexed Options shall be Full-Value Awards), or (2) a Stock Appreciation Right with a grant price that is no less than the Fair Market Value of a Share on the date of grant of the Award.

“Good Reason” shall have such meaning as determined by the Administrator or as provided in the applicable Award Agreement. Unless otherwise expressly provided in the applicable Award Agreement, the determination of Good Reason with respect to an Award shall be made by the Administrator in its sole discretion.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option agreement.

“Indexed Option” means an Option with an exercise price which either increases by a fixed percentage over time or changes by reference to a published index, as determined by the Administrator and set forth in the applicable written Option agreement.

“Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

“Non-Employee Director” shall mean a Director who is not an Employee.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option agreement.

“Officer” means an officer of the Company or any Parent or Subsidiary of the Company.

“Option” means a stock option granted pursuant to the Plan and includes an Indexed Option.

“Optionee” means an Employee or Consultant who receives an Option or Restricted Stock.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

“Performance-Based Award” means an Award granted pursuant to Appendix A of the Plan. Performance-Based Awards may be in the form of any of the types of Awards authorized under the Plan.

“Plan” means this 1995 Stock Plan, as amended from time to time.

“Reporting Person” means an Officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Period” has the meaning set forth in Section 11(a) of the Plan.

“Restricted Stock” means Shares acquired pursuant to Section 11 of the Plan.

“Restricted Stock Unit” means the right to receive in cash or Shares the Fair Market Value of a Share granted pursuant to Section 12 of the Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

“Stock Appreciation Right” means any right granted under Section 13 of the Plan.

“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

“Total Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

3. Stock Subject to the Plan.

(a) Share Limits; Shares Available.  The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan is 704,000,000 Shares. Shares issued in respect of any Full-Value Award granted under the Plan on or after May 19, 2005 and before June 12, 2007 shall be counted against the Share limit set forth in the foregoing sentence as 1.75 Shares for every one Share actually issued in connection with such Award. Shares issued in respect of any Full-Value Award granted under the Plan on or after June 12, 2007 shall be counted against the Share limit set forth in the foregoing sentence as 2.00 Shares for every one Share actually issued in connection with such Award. (For example, if 100 Shares are issued with respect to a Restricted Stock Award granted under the Plan on or after June 12, 2007, 200 Shares shall be counted against such Share limit in connection with that Award.) The maximum aggregate number of Shares that may be issued under the Plan pursuant to Options qualified as Incentive Stock Options is 704,000,000 Shares (within, and not in addition to, the aggregate share limit). Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 3(b) and Section 16.

(b) Awards Settled in Cash; Reissue of Awards and Shares.  To the extent that an Award is settled in cash or a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Shares available for issuance under the Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent right granted under this Plan, only the actual number of shares delivered with respect to the Award shall be counted against the share limits of this Plan. To the extent that Shares are delivered pursuant to the exercise of a Stock Appreciation Right or an Option, the number of underlying Shares as to which the exercise related shall be counted against the applicable Share limits under Section 3(a), as opposed to only counting the Shares actually issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 Shares and is exercised at a time when the payment due to the participant is 15,000 Shares, 100,000 Shares shall be counted against the applicable Share limits under Section 3(a) with respect to such exercise.) Shares that are subject to or underlie Awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for subsequent Awards under the Plan. (For purposes of clarity, if Shares subject to a Full-Value Award count against the aggregate Share limit under the Plan on a basis other than 1:1 pursuant to Section 3(a), and such Shares become available for subsequent Awards under the Plan pursuant to the foregoing sentence, the Share limits set forth in Section 3(a) shall be calculated as though no Shares had ever been issued in respect of the portion of that Award that is cancelled, terminated, forfeited, fails to vest, or is otherwise not paid.)

4. Administration of the Plan.

(a) The Administrator.  The Plan shall be administered by and all Awards under the Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under the Plan (a) to designate the Employees other than an officer who is a Reporting Person who will receive grants of Awards under the Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan.

Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable Stock Exchange, the Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable Stock Exchange rules).

(b) Powers of the Administrator.  Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with the definition of such term set forth above;

(ii) to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares of Common Stock, if any, to be covered by each Award granted hereunder;

(v) to approve forms of agreements for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the share price and any restriction or limitation, the vesting of any Award or the acceleration of vesting or waiver of a forfeiture restriction, based in each case on such factors as the Administrator shall determine, in its sole discretion;

(vii) to determine whether and under what circumstances an Award may be settled in cash or other consideration instead of Common Stock, provided, however, that in no case without stockholder approval shall the Company effect a “repricing” of a stock option or stock appreciation right granted under this Plan by purchasing the option or stock appreciation right at a time when the exercise or base price of the Award is greater than the fair market value of a share of Common Stock;

(viii) to adjust the number of Shares subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 3 and 19, and provided that in no case (except due to an adjustment contemplated by Section 16 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange, substitution or other means) of the per-share exercise or base price of any Option or Stock Appreciation Right;

(ix) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(x) in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

(c) Effect of Administrator’s Decision.  All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5. Eligibility.

(a) Recipients of Grants.  Awards may be granted to eligible Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b) No Employment Rights.  The Plan shall not confer upon any Award recipient any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such recipient’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

6. Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 23 of the Plan. It shall continue in effect until May 16, 2013, unless sooner terminated under Section 19 of the Plan.

7. Term of Awards.  The term of each Award shall be the term stated in the written agreement evidencing such Award; provided, however, that the term of any Award shall be no more than seven (7) years from the date of grant thereof or such shorter term as may be provided in such agreement and provided further that, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the written Option agreement.

8. Limitation on Award Grants to Employees.  Subject to adjustment as provided in this Plan, the maximum number of Shares which may be subject to all Options and Stock Appreciation Rights granted to any one Employee under the Plan during any calendar year of the Company shall be 15,000,000.

9. Option Terms.

(a) Type of Option.  Each Option shall be designated in the written Option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), the most recently granted Incentive Stock Options shall be treated as Nonstatutory Stock Options first, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(b) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board and set forth in the applicable agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option that is:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, other than an Option that is designated as an Indexed Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of an Indexed Option, the Administrator shall determine the exercise price of such Indexed Option and the terms and conditions that affect, if any, any adjustments to the exercise price of such Indexed Option.

(c) Permissible Consideration.  The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) other Shares that (x) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (4) to the extent permitted under Applicable Laws, authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) to the extent permitted under Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (6) any combination of the foregoing methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, and reflected in the written Option agreement, which may include vesting requirements and/or performance criteria with respect to the Company and/or the Optionee.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company (or such other administrative exercise procedures as the Administrator may implement from time to time have been completed) by the person entitled to exercise the Option, and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until such Shares are actually issued to and held of record by the Optionee, the Optionee shall have no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares, not withstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date such Shares are issued, except as provided in Section 16 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Employment or Consulting Relationship.  Subject to Section 10(c), in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant with the Company, such Optionee may, but only within three (3) months after the date of such termination (or such other period of time as is determined by the Administrator, but not less than thirty (30) days after the date of such termination and not later than the expiration date of the term of such Option as set forth in the Option agreement, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option and not exceeding three (3) months after the date of such termination), exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Optionee is a Consultant who becomes an Employee; or (ii) the Optionee is an Employee who becomes a Consultant.

(c) Disability of Optionee.  Notwithstanding Section 10(b) above, in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant as a result of his or her Total Disability, Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(d) Death of Optionee.  In the event of the death of an Optionee during the period of Continuous Status as an Employee or Consultant, or within thirty (30) days following the termination of the Optionee’s Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death or, if earlier, the date of termination of the Continuous Status as an Employee or Consultant. To the extent that Optionee was not entitled to exercise the Option at the date of death or termination, as the case may be, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(e) Extension of Exercise Period.  Notwithstanding the limitations set forth in Sections 10(b), (c) and (d) above, the Administrator has full power and authority to extend the period of time for which any Option granted under the Plan is to remain exercisable following termination of an Optionee’s Continuous Status as an Employee or Consultant from the limited period set forth in the written Option agreement to such greater period of time as the Administrator shall deem appropriate; provided, however, that in no event shall such Option be exercisable after the specified expiration date of the Option term.

(f) Rule 16b-3.  Options granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

11. Restricted Stock.

(a) Grant of Restricted Stock.  Restricted Stock may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant an Award of Restricted Stock under the Plan, it shall advise the recipient in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof) applicable to such award, the number of Shares that such person shall be entitled to purchase and the price to be paid, if any. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement, in the form determined by the Administrator, evidencing the Award. Shares purchased pursuant to the grant of a Restricted Stock shall be referred to herein as “Restricted Stock,” and the period during which such Restricted Stock is subject to forfeiture shall be referred to herein as the “Restricted Period.”

(b) Certificates; Book Entry Form.  The Company shall issue the Shares of Restricted Stock to each recipient who is granted an Award of Restricted Stock either (i) in certificate form or (ii) in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to any such Award; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(c) Rights as a Stockholder.  Except as otherwise provided in an Award Agreement, the participant shall possess all incidents of ownership with respect to Shares of Restricted Stock during the Restricted Period, including the right to receive or reinvest dividends with respect to such Shares and to vote such Shares. After the Restricted Period expires without forfeiture in respect of Shares of Restricted Stock, the Company shall remove the legends or notations referring to the terms, conditions and restrictions on such Shares and, if certificated, deliver to the participant the certificate or certificates evidencing the number of such Shares.

(d) Nontransferability.  During the Restricted Period, the recipient of such Award shall not be permitted to sell, transfer, pledge, hypothecate or assign shares of Restricted Stock awarded under the Plan except by will or the laws of descent and distribution. Any attempt to dispose of any Restricted Stock in contravention of any such restrictions shall be null and void and without effect.

(e) Other Provisions.  The Award Agreement for Restricted Stock shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Award Agreements need not be the same with respect to each recipient.

12. Restricted Stock Units.

(a) General.  Restricted Stock Units may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the recipient in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof), and the number of Restricted Stock Units that such person shall be entitled to. The offer shall be accepted by execution of a Restricted Stock Units Award Agreement in the form determined by the Administrator.

(b) Rights as a Stockholder.  A recipient who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to such Units; provided that the Award Agreement may provide for payments in lieu of dividends to such recipient.

(c) Other Provisions.  The Restricted Stock Units Award agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Units Award Agreements need not be the same with respect to each recipient who is awarded Restricted Stock Units.

13. Stock Appreciation Rights.

(a) Grant.  Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the recipients to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after the date of grant.

(b) Exercise and Payment.  A Stock Appreciation Right shall entitle the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Administrator shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Administrator may be changed by the Administrator from time-to-time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Administrator may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

14. Dividend Equivalents.  The Administrator is authorized to grant to eligible Employees and Consultants Dividend Equivalents, which enable such Employees and Consultants the right to receive Shares as dividends paid with respect to a specified number of Shares. The Administrator may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

15. Tax Withholding.  Upon any exercise, vesting or payment of an Award or upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company or one of its Subsidiaries shall have the right at its option to:

(a) require the Award recipient (or the recipient’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or

(b) deduct from any amount otherwise payable in cash to the Award recipient (or the recipient’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of Shares under the Plan, the Administrator may in its sole discretion (subject to Applicable Laws) grant (either at the time of the Award or thereafter) to the Award recipient the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to (i) have the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the recipient) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment, or (ii) surrender to the Company Shares which (A) in the case of Shares initially acquired from the Company, have been owned by the Award recipient for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value equal to the minimum amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations incurred in connection with an Award granted under the Plan must comply with the applicable provisions of Rule 16b-3.

All elections by an Award recipient to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a) the election must be made on or prior to the applicable Tax Date;

(b) once made, the election shall be irrevocable as to the particular Shares as to which the election is made; and

(c) all elections shall be subject to the consent or disapproval of the Administrator.

16. Adjustments Upon Changes in Capitalization, Corporate Transactions.

(a) Changes in Capitalization.  Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise, (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, (iv) the price per share of Common Stock covered by each such outstanding Award, and/or (v) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards, shall be equitably and proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances,

Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 4(c), any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 16(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b) Corporate Transactions.  In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Additionally, the Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Administrator and that each Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent Award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Award shall be vested and non-forfeitable and any conditions on each such Award shall lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable. If the Administrator makes an Award exercisable or non-forfeitable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the recipient that such Award shall be exercisable for a period of thirty (30) days from the date of such notice, and thereafter will terminate upon the expiration of such period.

17. Non-transferability of Awards.  An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided, however, that the Administrator may, in its discretion, grant Nonstatutory Stock Options that are transferable to a “family member” (as that term is defined in the United States Securities and Exchange Commission General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended) through a gift or domestic relations order. Such transfer exception shall not apply with respect to a Nonstatutory Stock Option unless otherwise expressly provided by the Administrator in the applicable Option agreement. Any permitted transfer shall be subject to compliance with the Applicable Laws. Except as otherwise provided by the Administrator, an Award may only be exercised or purchased during the lifetime of the recipient of the Award or a transferee of a Nonstatutory Stock Option as permitted by this Section 17.

18. Time of Granting of an Award.  The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Board intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to any Applicable Law or applicable accounting or Stock Exchange rules.

(b) Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of the Plan, the Administrator by agreement or resolution may waive conditions of or limitations on Awards that the Administrator in the prior exercise of its discretion has imposed, without the consent of the Award recipient, and (subject to the requirements of Sections 4(b) and 19(c)) may make other changes to the terms and conditions of Awards.

(c) Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Award recipient, affect in any manner materially adverse to such recipient any rights or benefits of such recipient or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 16 shall not be deemed to constitute changes or amendments for purposes of this Section 19(c).

20. Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under the Plan or under Awards are subject to compliance with all applicable federal, state and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

21. Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22. Award Agreements.  Each Award shall be evidenced by either (1) a written Award agreement in a form approved by the Administrator and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of Award grant in a form approved by the Administrator and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “Award Agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular award recipient) to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

23. Stockholder Approval.  Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

24. Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

25. Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

APPENDIX A

Performance-Based Awards

Section 162(m) Performance-Based Awards.  Any of the types of Awards authorized under the Plan may be granted as Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Stock Appreciation Rights (each as defined below), may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of Section A.1 and A.3 in order for such Award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Appendix A. (Options (other than Indexed Options) and Stock Appreciation Rights granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant are referred to as “Qualifying Options” and “Qualifying Stock Appreciation Rights,” respectively.)

A.1 Class; Administrator.  The eligible class of persons for Performance-Based Awards under this Appendix A shall be officers and employees of the Company or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section A.4 must be constituted as provided in Section 4 of the Plan for Awards that are intended as performance-based compensation under Section 162(m) of the Code.

A.2 Performance Goals.  The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: revenue, revenue excluding traffic acquisition costs, gross profit, operating cash flow (operating income before depreciation and amortization), operating income, net income, cash flow from operations, capital expenditures, free cash flow, earnings per share (basic and diluted), revenue growth (organic and acquisition related), return on equity or on assets or on net investment, cost containment or reduction, market share, unique users/registered users/paying subscribers/paying users/paying relationships, page views/searches/user time spent online, implementation, completion or attainment of objective goals with respect to research and development of specific products, systems or projects, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 7 years.

A.3 Form of Payment; Maximum Performance-Based Award.  Grants of Qualifying Options and Qualifying Stock Appreciation Rights to any one participant in any one calendar year shall be subject to the limit set forth in Section 8 of the Plan. The maximum aggregate payment which may be made pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) that are granted to any one participant in any one calendar year is 2,000,000 shares of Common Stock (or cash of equivalent value at the time of payment), subject to adjustment as provided in Section 16(a) of the Plan. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

A-1-1

A.4 Certification of Payment.  Before any Performance-Based Award under this Appendix A (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

A.5 Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Appendix A including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

A.6 Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Appendix.

A-1-2

Annex B — YAHOO! INC. 1996 EMPLOYEE STOCK PURCHASE PLAN (As Amended And Restated April 24, 2007)

YAHOO! INC.

AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated on April 24, 2007)

The following constitute the provisions of the Amended and Restated 1996 Employee Stock Purchase Plan of Yahoo! Inc., as amended and restated April 24, 2007. This version of the Plan is effective on and after November 1, 2007. For Offering Periods (as defined below) under the Plan ending on or before October 31, 2007, refer to the version of the Plan as in effect for the applicable Offering Period.

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Yahoo! Inc., a Delaware corporation.

(e) “Compensation” shall mean the total compensation paid to an Employee, including all salary, wages (including amounts elected to be deferred by the Employee, that would otherwise have been paid, under any cash or deferred arrangement or other deferred compensation program established by the Company or the Employer), overtime pay, commissions, bonuses, and other remuneration paid directly to the Employee, but excluding referral and hiring bonuses, profit sharing, the cost of employee benefits paid for by the Company or the Employer, education, tuition or other similar reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, restricted stock grants, or other equity based awards, contributions made by the Company or the Employer under any employee benefit plan, and similar items of compensation.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Employer, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract, statute or as a matter of local law.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board, or a committee named by the Board, from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any person, including an Officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated

Subsidiaries, provided that, in certain jurisdictions outside the United States, the term “Employee” may, if so provided by the Company in writing, also include a person employed for less than twenty (20) hours per week or less than five (5) months in a calendar year if such person must be permitted to participate in the Plan pursuant to local laws (as determined by the Company).

(j) “Employer” shall mean the Designated Subsidiary that employs a participant, if the employer is not the Company.

(k) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall have the meaning set forth in Section 7(b).

(m) “Offering Date” shall mean the first business day of each Offering Period of the Plan, except that in the case of an individual who becomes an eligible Employee or who begins to participate in an Offering Period after the first business day of an Offering Period, the term “Offering Date” with respect to such individual means the first business day of the first Purchase Period in which such individual participates within the Offering Period. Options granted after the first business day of an Offering Period will be subject to the same terms and conditions as the options granted on the first business day of such Offering Period except that they will have a different grant date (and thus, potentially, a different Purchase Price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

(n) “Offering Period” shall have the meaning set forth in Section 4(a).

(o) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p) “Parent” shall mean any corporation (other than the Company), domestic or foreign, in an unbroken chain of corporations ending with the Company if, on an Offering Date, each corporation (other than the Company) owns stock possessing 50% or more of the total combined voting power or all classes of stock in one or more of the other corporations in the chain, as described in Section 424(e) of the Code.

(q) “Plan” shall mean this Employee Stock Purchase Plan, as amended from time to time.

(r) “Purchase Date” shall mean the last business day of each Purchase Period.

(s) “Purchase Period” shall have the meaning set forth in Section 4(b).

(t) “Purchase Price” shall mean, with respect to any Purchase Period, an amount equal to 85% of the Fair Market Value of a Share of Common Stock on the Offering Date of the Offering Period in which such Purchase Period occurs or on the Purchase Date, whichever is lower; provided however that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, and (ii) all or a portion of such additional Shares are to be issued with respect to an Offering Period that is underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share of Common Stock on the date of such stockholder approval (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

(u) “Share” shall mean a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.

(v) “Subsidiary” shall mean any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with the Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Section 424(f) of the Code.

3. Eligibility.

(a) Any person who is an Employee as of the beginning of any Purchase Period of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, any Subsidiary or any Parent, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company, any Subsidiary or any Parent to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods and Purchase Periods.

(a) Offering Periods.

(i) Effective November 1, 2007, the Plan shall be implemented by a series of Offering Periods of approximately twenty-four (24) months duration, with the first such Offering Period to commence on November 11, 2007; provided, however, that if the Fair Market Value of the Common Stock on a Purchase Date is lower than the Fair Market Value of the Common Stock on the first business day of the Offering Period, the Offering Period then in progress will terminate and a new Offering Period would commence on the next May 11 or November 11, as applicable, and extend for a twenty-four (24) month period ending on May 10 or November 10, as applicable.

(ii) The Plan shall continue until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that in no event shall any Offering Period exceed twenty-seven (27) months in duration.

(b) Purchase Periods.  With respect to each Offering Period that commences on and after November 1, 2007, the Purchase Periods for each such Offering Period shall commence on November 11 and May 11 of each year. The last business day of each Purchase Period shall be the Purchase Date for such Purchase Period. A Purchase Period commencing on May 11 shall end on the next November 10 and a Purchase Period commencing on November 11 shall end on the next May 10. The Board shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b) An eligible Employee may contribute to the Plan by means of payroll deductions, unless payroll deductions are not permitted under local law, as determined by the Company, in which case eligible Employees may be permitted to contribute to the Plan by an alternative method, as determined by the Company. Payroll deductions, or, if payroll deductions are not permitted under local law, payments made under an alternative method, shall commence as of the first payday following the Offering Date and shall end on the last payday paid on or prior to the Purchase Date of the Offering Period to which the subscription agreement is applicable, unless the Employee’s participation is sooner terminated as provided in Section 10.

6. Method of Payment of Contributions.

(a) Where permitted under local law, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%) of such participant’s Compensation on each such payday (or such other maximum percentage as the Board may establish from time to time before an Offering Date). Where payroll deductions are not permitted under local law, the participant may be permitted to contribute to the Plan by an alternative method, as determined by the Company. All payroll deductions or other payments made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, on one occasion only during a Purchase Period, may decrease the rate of his or her Contributions during the applicable Period by completing and filing with the Company a new subscription agreement. The change in rate shall be effective as soon as administratively practicable following the date of filing of the new subscription agreement. A participant may change the rate of his or her Contributions effective as of the beginning of any Purchase Period within an Offering Period by filing a new subscription agreement prior to the beginning of such Purchase Period.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions or other payments may be decreased to 0% at any time during an Offering or Purchase Period, as applicable. Payroll deductions or other payments shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering or Purchase Period, as applicable, which is scheduled to end in the following calendar year, unless the participant’s participation is terminated as provided in Section 10. In addition, a participant’s payroll deductions or other payments may be decreased by the Company to 0% at any time during a Purchase Period in order to avoid unnecessary contributions as a result of application of the maximum Share limit set forth in Section 7(a), or as a result of the limitations set forth in Section 3(b), in which case payroll deductions or payments shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the next Purchase Period, unless terminated by the participant as provided in Section 10.

(d) As may be further specified in the subscription agreement, at the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s and/or the Employer’s federal, state, or other tax and social insurance withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company and the Employer may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company and/or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date occurring within the Offering Period a number of Shares determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however, that the maximum number of Shares an Employee may purchase during any one Purchase Period shall be 10,000 Shares, subject to adjustment as provided in Section 18, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12.

(b) The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) means, as of any date, the value of Common Stock determined by the Board in its discretion provided that, to the extent the Common Stock is trading on The Nasdaq Stock Market, (A) the Fair Market Value as of an Offering Date shall be the closing sales price of the Common Stock as reported by The Nasdaq Stock Market, for the last business day immediately preceding the Offering Date, and (B) the Fair Market Value of the Common Stock as of a Purchase Date shall be the closing sales price of the Common Stock as reported on The Nasdaq Stock Market for the Purchase Date, in each case as reported in The Wall Street Journal. For purposes of the Offering Date under the first Offering Period under the Plan, the Fair Market Value of a Share shall be the Price to the public as set forth in the final prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended.

8. Exercise of Option.

(a) Unless a participant’s participation is terminated as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each applicable Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account (subject to such limitations as are specified in the Plan). The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

(b) No fractional Shares shall be purchased. Any payroll deductions or other payments accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant or termination of such participant’s participation as provided in Section 10 below. Any other amounts left over in a participant’s account after a Purchase Date shall be returned to the participant.

9. Delivery.  As promptly as practicable after each Purchase Date of each Offering Period, the Company shall arrange the delivery to each participant (by electronic or other means), as appropriate, of a certificate representing the Shares purchased upon exercise of his or her option. Notwithstanding the foregoing, the Board may require that all Shares purchased under the Plan be held in an account (the participant’s “ESPP Stock Account”) established in the name of the participant (or in the name of the participant and his or her spouse, as designated by the participant on his or her subscription agreement), subject to such rules as determined by the Board and uniformly applied to all participants, including designation of a brokerage or other financial services firm (an “ESPP Broker”) to hold such Shares for the participant’s ESPP Stock Account with registration of such Shares in the name of such ESPP Broker for the benefit of the participant (or for the benefit of the participant and his or her spouse, as designated by the participant on his or her subscription agreement).

10. Voluntary Withdrawal: Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the last day of an Offering Period by giving written notice to the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for that Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares may be made by the participant for that Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the last day of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be promptly returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, if any, his or her option for that Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares may be made by the participant for that Offering Period. If a Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of the Plan, unless the person continues as an employee of the Company or another Subsidiary.

(c) In the event an Employee fails to remain in Continuous Status as an Employee for at least twenty (20) hours per week during an Offering Period in which the Employee is a participant, unless such Employee is on an approved leave of absence or a temporary reduction of hours, or unless otherwise required by local law, he or she will be deemed to have elected to withdraw from the Plan, the Contributions credited to his or her account will be returned to him or her, his or her option for that Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares may be made by the participant for that Offering Period.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

(e) Automatic Withdrawal.  To the extent permitted by any applicable laws, regulations or stock exchange rules, if the Fair Market Value of the Shares on a Purchase Date within an Offering Period then in progress is lower than was the Fair Market Value of the Shares on the first business day of such Offering Period, then every participant in such Offering Period shall automatically be deemed (i) to have withdrawn from such Offering Period at the close of the Purchase Period ending on such Purchase Date, and (ii) to have enrolled in a new Offering Period commencing on the next November 11 or May 11, as applicable, in accordance with Section 4(a). In addition, if the Fair Market Value of the Shares on a Purchase Date within an Offering Period then in progress is lower than the Fair Market Value of the Shares on the Offering Date with respect to an individual who began participation in an Offering Period after the first business day of an Offering Period, such individual shall be automatically deemed (x) to have withdrawn from such Offering Period at the close of the Purchase Period ending on such Purchase Date, and (y) to have enrolled in the Plan as of the beginning of the next Purchase Period to commence within such Offering Period, with such individual having a new Offering Date in accordance with Section 2(1).

11. Interest.  No interest shall accrue on the Contributions of a participant in the Plan, unless required by local law.

12. Stock.

(a) Subject to adjustment as provided in Section 18, the maximum number of Shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 45,000,000 Shares.

(b) If the Board determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19 below. The Company may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(c) The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised and such Shares have actually been delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

(d) Shares to be delivered (by electronic or other means) to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, as designated by the participant in his or her subscription agreement; provided that if the Board has determined that Shares shall be held in an ESPP Stock Account held by an ESPP Broker in accordance with Section 9. Shares shall be registered in the name of such ESPP Broker for the benefit of the participant or the participant and his or her spouse, as designated by the participant in his or her subscription agreement.

13. Administration.

(a) The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any action taken by, or inaction of, the Company, any Subsidiary, the Board or a Board committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

(b) The Board or Board committee has discretion to adopt any rules regarding administration of the Plan to conform to local laws. Without limiting the generality of the foregoing, the Board or a Board committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest and handling of stock certificates which vary according to local requirements. The Board or a Board committee has the authority to suspend or limit participation in the Plan by employees of any particular Subsidiary for any reason, including administrative or economic reasons. The Board or a Board committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code.

(c) In making any determination or in taking or not taking any action under the Plan, the Board or a Board committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company or any Subsidiary shall be liable for any such action or determination taken or made or omitted in good faith. The Board or a Board committee may delegate ministerial, non-discretionary functions relating to the Plan to individuals who are officers or employees of the Company or a Subsidiary.

(d) Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

14. Designation of Beneficiary.

(a) Unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering or Purchase Period, as applicable, but prior to delivery to him or her of such Shares and/or cash. In addition, unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Unless otherwise determined by the Company, such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice to the Company in a manner acceptable to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate or determine to be the appropriate recipient of the Shares and/or cash under applicable local law.

15. Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions, unless required by local law.

17. Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees as promptly as practically feasible following the Purchase Date, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization: Corporate Transactions.

(a) Adjustment.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the maximum number of Shares an Employee may purchase during each Offering Period or each Purchase Period, as well as the price per Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) Corporate Transactions.  In the event of the proposed dissolution or liquidation of the Company, the Plan, any Offering Period and Purchase Period then in progress, and any outstanding option granted with respect to such Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. If a participant’s option is terminated pursuant to the preceding sentence, the Contributions then credited to such participant’s account will be paid to him or her in cash without interest. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, unless otherwise determined by the Board, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, or, if not so assumed or substituted, the Offering Period then in progress shall be shortened and the Board shall set a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option (including for purposes of determining the Purchase Price of such option) has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each Share subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock and the sale of assets or merger.

(c) The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Sections 13(b) and 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant without such participant’s written consent. In addition, to the extent necessary to comply with the requirements of Rule 16b-3 under the Exchange Act, Section 423 of the Code (or any successor rule or provision or any applicable law or regulation) or any stock exchange on which the Shares are then listed, the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.  The Company shall have no obligation to issue Shares with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan; Effective Date.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19.

23. Additional Restrictions of Rule 16b-3.  The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24. No Employment Rights.  Nothing in the Plan (or in any subscription agreement or other document related to this Plan) will confer upon any Employee or participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 24, however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a subscription agreement.

25. No Right to Assets of the Company.  No participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Company or any Subsidiary by reason of any option hereunder. Neither the provisions of the Plan (or of any subscription agreement or other document related to the Plan), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

26. Miscellaneous.

(a) The Plan, the options, subscription agreements and other documents related to the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(b) Captions and headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of the Plan or any provision hereof.

(c) The adoption of the Plan shall not affect any other Company or Subsidiary compensation or incentive plans in effect. Nothing in the Plan will limit or be deemed to limit the authority of the Board or a Board committee (1) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary (with or without reference to the Common Stock), or (2) to grant or assume options (outside the scope of and in addition to those contemplated by the Plan) in connection with any proper corporate purpose, to the extent consistent with any other plan or authority. Benefits received by a participant under an option granted pursuant to the Plan shall not be deemed a part of the participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Board or Board committee (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides or authorizes in writing.

YAHOO! INC.

AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

New Election
Change of Election

1. I,          , hereby elect to participate in the Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan”) commencing with the Offering Period          , 20           to          , 20          , and subscribe to purchase Shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

2. I elect to have Contributions in the amount of  % of my Compensation applied to this purchase. I understand that this amount must not be less than 1% and not more than 15% of my Compensation during an Offering Period. (Please note that no fractional percentages are permitted).

3. I hereby authorize payroll deductions from each paycheck during the Offering Periods at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of Shares at the applicable Purchase Price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, Shares will be purchased for me automatically on the Purchase Date of each Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company for such purpose.

4. I understand that I may discontinue at any time prior to the Purchase Date my participation in the Plan as provided in Section 10 of the Plan. I also understand that I can decrease the rate of my Contributions on one occasion only during any Purchase Period by completing and filing a new Subscription Agreement with such decrease taking effect as soon as administratively practicable following the date of filing of the new Subscription Agreement. Further, I may change the rate of deductions for future Purchase Periods by filing a new Subscription Agreement, and any such change will be effective as of the beginning of the next Purchase Period after the new Subscription Agreement is filed. In addition, I acknowledge that, unless I discontinue my participation in the Plan as provided in Section 10 of the Plan, my election will continue to be effective for each successive Offering Period.

5. I have received a copy of the Company’s most recent description of the Plan and a copy of the complete “Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan.” I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6. Shares purchased for me under the Plan should be issued in the name(s) of (name of employee or employee and spouse only):

7. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and Shares due to me under the Plan:

NAME: (please print) _ _
                                                  (First)                    (Middle)                    (Last)

(Relationship)                            (Address)

8. I understand that if I dispose of any Shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such Shares or, if I joined the Plan after such date, the first business day of the Purchase Period with respect to which I joined the Plan during such Offering Period) or within 1 year after the Purchase Date, I will be treated for federal income tax purposes as having received

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ordinary compensation income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the Shares on the Purchase Date over the price which I paid for the Shares, regardless of whether I disposed of the Shares at a price less than their Fair Market Value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I hereby agree to notify the Company in writing within 30 days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the such disposition of the Shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Shares by me.

9. If I dispose of such Shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the Fair Market Value of the Shares at the time of such disposition over the purchase price which I paid for the Shares under the option, or (2) 15% of the Fair Market Value of the Shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

I understand that this tax summary is only a summary and is subject to change. I further understand that I should consult a tax advisor concerning the tax implications of the purchase and sale of stock under the Plan.

10. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

SIGNATURE:

SOCIAL SECURITY #:

DATE:

SPOUSE’S SIGNATURE (necessary if beneficiary is not spouse):

SIGNATURE:

NAME (please print): _ _
                                                  (First)                    (Middle)                    (Last)

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YAHOO! INC.

AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL

I,          , hereby elect to withdraw my participation in the Yahoo! Inc. Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan”) for the Offering Period commencing          , 20          . This withdrawal covers all Contributions credited to my account and is effective on the date designated below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

I understand that all Contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of Shares can be made by me during the Offering Period.

I further understand and agree that I shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Dated:

Signature of Employee

Social Security Number

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
A. Election of Directors — The Company’s Board of Directors recommends a vote “FOR” all of the nominees listed below.

1.	Nominees:
	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
01 - Terry S. Semel	☐	☐	☐	05 - Eric Hippeau			☐	☐	☐	09 - Edward R. Kozel	☐	☐	☐

	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
02 - Jerry Yang	☐	☐	☐	06 - Vyomesh Joshi			☐	☐	☐	10 - Gary L. Wilson	☐	☐	☐

	For	Against	Abstain				For	Against	Abstain
03 - Roy J. Bostock	☐	☐	☐	07 - Arthur H. Kern			☐	☐	☐

	For	Against	Abstain				For	Against	Abstain
04 - Ronald W. Burkle	☐	☐	☐	08 - Robert A. Kotick			☐	☐	☐

B. Management Proposals — The Company’s Board of Directors recommends a vote “FOR” each of proposals 2, 3 and 4.

2.	Amendments to the Company’s Amended and Restated 1995 Stock Plan.			For ☐	Against ☐	Abstain ☐

3.	Amendment to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan.			For ☐	Against ☐	Abstain ☐

4.	Ratification of appointment of Independent Registered Public Accounting Firm.			For ☐	Against ☐	Abstain ☐

C. Stockholder Proposals — The Company’s Board of Directors recommends a vote “AGAINST” each of proposals 5, 6 and 7.

5.	Stockholder proposal regarding pay-for-superior-performance.			For	Against	Abstain
				☐	☐	☐

6.	Stockholder proposal regarding Internet censorship.			For	Against	Abstain
				☐	☐	☐

7.	Stockholder proposal regarding board committee on human rights.			For ☐	Against ☐	Abstain ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.	Mark this box with an X if you plan to attend the meeting. ☐
D. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—Yahoo! Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF YAHOO! INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2007
The undersigned stockholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Michael J. Callahan and Terry S. Semel, and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company to be held on Tuesday, June 12, 2007, at 10:00 a.m., local time, at the Santa Clara Convention Center, located at 5001 Great America Parkway, Santa Clara, California, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side.
ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES “FOR” OR “AGAINST” SUCH PROPOSAL AT THE MEETING. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE LISTED NOMINEES, “FOR” EACH OF PROPOSALS 2, 3 AND 4, AND “AGAINST” EACH OF PROPOSALS 5, 6 AND 7. IF A BOX IS CHECKED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET!
Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/us/ecomms, or while voting via the Internet, just click the box to give your consent.
Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.INVESTORVOTE.COM

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 2:00 a.m., Eastern Time, on June 12, 2007.
THANK YOU FOR VOTING